EXHIBIT 10.1


                            STOCK PURCHASE AGREEMENT,

                           DATED AS OF AUGUST 2, 2005,


                                  BY AND AMONG


                                STEPHEN H. ROSEN,


                                ELIZABETH DAVIES,


                        STEPHEN H. ROSEN ASSOCIATES, INC.


                                       AND


                        NATIONAL INVESTMENT MANAGERS INC.

                            STOCK PURCHASE AGREEMENT

            STOCK PURCHASE AGREEMENT, dated as of August 2, 2005 (this "Agreement"), by and among STEPHEN H. ROSEN ASSOCIATES, INC., a New Jersey corporation (the "Company"), STEPHEN H. ROSEN, an individual ("Rosen"), ELIZABETH DAVIES, an individual ("Davies" and, together with Rosen, sometimes individually referred to as a "Shareholder" and collectively as the "Shareholders"), and NATIONAL INVESTMENT MANAGERS INC., a Florida corporation (the "Purchaser").

                                    RECITALS:

A. Rosen is the owner of (i) 152.632 issued and outstanding shares of common stock of the Company, par value $0.01 per share (the "Rosen Shares"), and (ii) Davies is the owner of 5.2632 issued and outstanding shares of common stock of the Company, par value $0.01 per share (the "Davies Shares" and, together with the Rosen Shares, the "Shares").

B. The Shareholders desire to sell and transfer to the Purchaser, and the Purchaser desires to purchase and acquire, all of the Shareholders' right, title and interest in and to the Shares, all on the terms and provisions and subject to the conditions set forth herein.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and legal adequacy of which is acknowledged, the parties agree as follows:

                                   Article I

                                   DEFINITIONS

            The terms defined in this Article I, whenever used in this Agreement (including, without limitation, the exhibits and schedules attached hereto), shall have the following meanings:

      1.1 "Accounts Receivable" means all trade accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payment, including, without limitation, rebates, refunds and similar payments and any rights of the Company with respect to any third party collection procedures or any other actions or proceedings relating to the Business (as defined below) which have been commenced in connection therewith and any other item that would be characterized as an account receivable in accordance with GAAP (as such term is hereinafter defined).

      1.2 "Acquisition Transaction" has the meaning given such term in Section
6.9 of this Agreement.

      1.3 "Affiliate" of any Person (as such term is hereinafter defined) means any stockholder, member, Person or entity controlling, controlled by or under common control with such Person, or any director, officer or Key Employee (as defined below) of such Person, or, with respect to a Shareholder, any of the immediate family members of the Shareholder who were at any time employed by the

Company. For purposes of this definition, the term "control", when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings that correspond to the foregoing.

      1.4 "Authorizations" means all licenses, permits, franchises, approvals, authorizations, qualifications, concessions or the like, issued or granted by any federal, state, local or foreign Governmental Entity or Regulatory Authority (as such terms are hereinafter defined), including, without limitation, SEC and NASD licenses and registrations, or by any nongovernmental entity to any Person or which in any way relate to the business, operations, activities, properties and assets of such Person.

      1.5 "Audit" shall mean such term as defined in the Letter of Intent.

      1.6 "Benefit Plans" has the meaning given such term in Section 4.22 of this Agreement.

      1.7 "Broker" has the meaning given such term in Section 4.28 of this Agreement.

      1.8 "Broker Fee" has the meaning given such term in Section 4.28 of this Agreement.

      1.9 "Business Day" means a day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

      1.10 "Business" means the business, activities and operations of the Company, as presently conducted.

      1.11 "Closing" has the meaning given such term in Section 3.1 of this Agreement.

      1.12 "Closing Date" has the meaning given such term in Section 3.1 of this Agreement.

      1.13 "Code" means the Internal Revenue Code of 1986, as amended.

      1.14 "Company" has the meaning given such term in the first paragraph of this Agreement.

      1.15 "Contract" has the meaning given such term in Section 4.17(a) of this Agreement.

      1.16 "Davies Closing Date Payment" has the meaning given such term in
Section 2.4 of this Agreement.

      1.17 "Davies Employment Letter" means the employment letter, dated as of the Closing Date, to be delivered by the Company to Davies, in the form attached hereto as Exhibit "G".


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      1.18 "Davies Purchase Price" has the meaning given such term in Section
2.4 of this Agreement.

      1.19 "Davies Seller Note" has the meaning given to that term in Section
2.4 of this Agreement.

      1.20 "Disclosure Statement" shall mean the Disclosure Statement delivered by the Shareholders to the Purchaser contemporaneously with this Agreement.

      1.21 "Environment" means all air, surface water, groundwater or land, including, without limitation, land surface or subsurface, including, without limitation, all fish, wildlife, biota and all other natural resources.

      1.22 "Environmental Law" means any and all current federal, state, local, provincial and foreign, civil and criminal laws, statutes, ordinances, orders, codes, rules, regulations, Environmental Permits, policies, guidance documents, judgments, decrees, injunctions, or agreements with any Governmental Entity or Regulatory Authority, relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Substance, including, but not limited to: the Clean Air Act, 42 U.S.C. ss.7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss.9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. ss.1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. ss.1801 et seq.; the Federal Insecticide Fungicide and Rodenticide Act, 7 U.S.C. ss.136 et seq.; the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. ss.6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss.2601 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. ss.651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. ss.2701 et seq.; and the state analogies thereto; and any common law doctrine, including, but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Substance.

      1.23 "Environmental Permit" means any federal, state, local, provincial, or foreign permits, licenses, consents or Authorizations required by any Governmental Entity or Regulatory Authority under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Entity or Regulatory Authority under any applicable Environmental Law.

      1.24 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the regulations thereunder.

      1.25 "Financial Statements" has the meaning given such term in Section 4.8 of this Agreement.

      1.26 "Fixed Assets" has the meaning given such term in Section 4.14(a) of this Agreement.

      1.27 "GAAP" means generally accepted accounting principles in effect in the United States of America at the time of any determination, and which are


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applied on a consistent basis. All accounting terms used in this Agreement which are not expressly defined in this Agreement shall have the meanings given to those terms by GAAP, unless the context of this Agreement otherwise requires.

      1.28 "Governmental Entity or Regulatory Authority" means any court, tribunal, arbitrator, executive or regulatory authority, tax authority, agency, commission, official or other instrumentality of the United States of America, any foreign country or any domestic or foreign state, county, city, municipality or other political subdivision.

      1.29 "Haddon" means Haddon Strategic Alliances, Inc., a New Jersey corporation.

      1.30 "Haddon Agreement" has the meaning given such term in Section 3.2 of this Agreement.

      1.31 "Hazardous Substance" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls, and any other chemicals, materials, substances or wastes, in any amount or concentration, which are now or hereafter become defined or regulated as "hazardous substances", "hazardous materials", "hazardous wastes", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "pollutants", "regulated substances", "solid wastes" or "contaminants" or words of similar import under any Environmental Law.

      1.32 "Income Tax" means any federal, state, local or foreign Tax (as such term is hereinafter defined) that is (a) based upon, measured by or calculated with respect to income, profits, capital stock, net worth or receipts, in each case whether gross, net or adjusted (including, without limitation, capital gains Taxes and minimum Taxes), or (b) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise Taxes) if one or more of the bases on which such Tax may be based, measured or calculated with respect to, is described in clause (a), in each case together with any interest, penalties or additions to any Tax in respect of any of the foregoing, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other Person in respect of the foregoing (including, without limitation, as a transferee pursuant to Section 6901 of the Code or otherwise) as a result of Treasury Regulation ss.1.1502-6 or any similar provision of applicable law, or as a result of a tax sharing or similar agreement, arrangement or understanding.

      1.33 "Indemnification Acknowledgment" has the meaning given such term in
Section 10.4(a)(ii) of this Agreement.

      1.34 "Indemnitee" has the meaning given such term in Section 10.4(a) of this Agreement.

      1.35 "Indemnitor" has the meaning given such term in Section 10.4(a) of this Agreement.

      1.36 "Insurance Policies" has the meaning given such term in Section 4.23 of this Agreement.


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      1.37 "Intellectual Property Rights" means the United States of America and foreign patents, copyrights, trademarks, trade names, service marks, brand names, business and product names, uniform resource locators ("URLs") or internet domain names, internet websites and the electronic files, content and layout related thereto, email addresses, listings in telephone books and directories and internet directories, browser and search engines, logos, symbols, trade dress, design or representation or expressions of any of the foregoing, all registrations or applications for registration of any of the foregoing, and all databases, source codes, object codes, computer programs and computer software in any form or medium (including, without limitation, the Systems (as such term is hereinafter defined)), in each case that are owned by the Company and/or were, are or may be used in connection with the Business or held for use or being developed by the Company or by others for use in connection with the Business, and all trade secrets, industrial or manufacturing models, processes, designs and methodologies, research and development, inventions, know-how, customer lists, manufacturing, engineering and other drawings and blueprints, technology, technical information, engineering data, design and engineering specifications, inventions and other proprietary processes and information of any kind owned by the Company or the Shareholders and were, are or may be used in connection with the Business.

      1.38 "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee for the benefit of another Person) or capital contribution to (by means of any transfer of cash or other property to any other Person or any payment for property or services for the account or use of any others) any other Person, or any purchase or acquisition by such Person of any capital stock, bonds, securities, debentures or other securities or evidences of indebtedness issued by, any other Person.

      1.39 "Key Employee" means those employees of the Company whose names and positions are listed on Schedule 1.3 of the Disclosure Statement and any person who may succeed any such employee in that position.

      1.40 "knowledge", "known", "best of knowledge", shall mean those matters of which the applicable Person is "aware" and language of similar import shall include all matters actually or constructively known or which should be known by such Person, and which, in the case of the Company, shall include the Shareholders after due diligence and reasonable investigation.

      1.41 "Legal Requirement" of a Person means any statute, rule, regulation or other provision of law, or any order, judgment or other direction of a court, arbitration panel or other tribunal resolution or any Governmental Entity or Regulatory Authority, or any other requirement, permit, registration, license or Authorization applicable to such Person, or to any of its properties, assets or business.

      1.42 "Letter of Intent" shall mean that certain Letter of Intent, dated May 2, 2005, among the Purchaser, the Company and Rosen.

      1.43 "Liens" means any liens, charges, encumbrances, options, rights of first refusal, security interests, claims, mortgages, pledges, charges, easements, covenants, restrictions, obligations or any other encumbrances (including, without limitation, any conditional sale or other title retention


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agreement or any lease in the nature thereof and any agreement to grant or to permit or suffer to exist any of the foregoing) or third party rights or equitable interests of any nature whatsoever.

      1.44 "Losses" has the meaning given such term in Section 10.2 of this Agreement.

      1.45 "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, operations, prospects or condition (financial or otherwise) of the Company

      1.46 "Minimum Working Capital" has the meaning given such term in Section
7.11 of this Agreement.

      1.47 "NASD" means National Association of Securities Dealers, Inc.

      1.48 "Non-Competition Agreement" means the Non-Competition Agreement, to be entered into and dated as of the Closing Date, between the Purchaser and each Shareholder, in the form attached hereto as Exhibit "B".

      1.49 "Notice of Claim" has the meaning given such term in Section 10.4(a)(i) of this Agreement.

      1.50 "Office Lease" means that certain lease, as amended through the date hereof, between the Company and 89 Haddon Avenue Associates, LLC with respect to the premises located at 89 North Haddonfield Avenue, Haddonfield, New Jersey.

      1.51 "Person" means any natural individual, corporation, partnership, joint venture, trust, limited liability company, association, organization, firm or other entity.

      1.52 "Personal Property Leases" has the meaning given such term in Section 4.14(b) of this Agreement.

      1.53 "Purchaser Indemnified Person" has the meaning given such term in
Section 10.2 of this Agreement.

      1.54 "Purchaser" has the meaning given such term in the first paragraph of this Agreement.

      1.55 "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Substance into the Environment.

      1.56 "Required Consents" has the meaning given to that term in Section 4.6 of this Agreement.

      1.57 "Rosen Associates Promissory Note" means that certain promissory note, dated December 31, 2002, delivered by the Company to Rosen, in the original principal amount of $65,000.


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      1.58 "Rosen Closing Date Payment" has the meaning given such term in
Section 2.3 of this Agreement.

      1.59 "Rosen Employment Agreement" means the Employment Agreement, to be entered into and dated as of the Closing Date, between the Company and Rosen, in the form attached hereto as Exhibit "A".

      1.60 "Rosen Purchase Price" has the meaning given such term in Section 2.3 of this Agreement.

      1.61 "Rosen Seller Note" has the meaning given to that term in Section 2.3 of this Agreement.

      1.62 "SEC" means the United States Securities and Exchange Commission.

      1.63 "Shareholder Indemnified Person" has the meaning given such term in
Section 10.3 of this Agreement.

      1.64 "Shareholder Release" means the Release, to be entered into and dated as of the Closing Date, from the Shareholders to the Companies, in the form attached hereto as Exhibit "C".

      1.65 "Shareholder" and "Shareholders" have the meanings given such terms in the first paragraph of this Agreement.

      1.66 "Site" means any real property (including, without limitation, the Real Property) currently or previously leased, used or operated by the Company, any predecessors of the Company or any entities previously owned by the Company, including, without limitation, all soil, subsoil, surface waters and groundwater thereat.

      1.67 "Subsidiary" of a Person means any entity, the securities of which or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (including, without limitation, managers) are at the time directly or indirectly owned by such Person or such Person otherwise has the right to vote or to direct the vote of such securities or other ownership interests.

      1.68 "Systems" means all computer hardware and software, including, without limitation, application software data and databases, applications and all related documentation utilized in the Business.

      1.69 "Tax Return" means any federal, state, local or foreign return, declaration, report, claim for refund or credit, document, or other information or filing (including any schedule or exhibit thereto) that is filed or required to be supplied to any Governmental Entity or Regulatory Authority in respect of or relating to any Tax, and any amendment thereof, whether on a consolidated, combined, unitary or separate basis.

      1.70 "Tax" or "Taxes" means any and all taxes, charges, fees, levies, deficiencies or other assessments of any nature whatsoever, including, without limitation, any federal, state, local or foreign income, gross receipts,


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license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (pursuant to Section 59A of the Code or otherwise), custom duties, capital stock, net worth, franchise, recording, employee's income withholding, foreign withholding, social security (or its equivalent), unemployment, disability, real property, personal property, intangible property, sales, use, transfer, value added, occupancy, registration, customs, recording, gains, alternative or add-on minimum, estimated or other tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature, including any interest, penalties or additions to tax in respect of the foregoing, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other Person in respect of the foregoing (including, without limitation, as a transferee (pursuant to Section 6901 of the Code or otherwise), as a result of Treasury Regulation ss.1.1502-6 or similar provision of applicable law, or as a result of a tax sharing or similar agreement, arrangement or understanding).

      1.71 "Third Party Claim" means a claim or demand made by any Person who is not a party to this Agreement against an Indemnitee.

      1.72 "Working Capital Statement" has the meaning given such term in
Section 2.5(a) of this Agreement.


                                   Article II

                         SALE AND PURCHASE OF THE SHARES

      2.1 Purchase of Shares. Upon the terms and provisions and subject to the conditions hereof, and based upon the representations, warranties, covenants and agreements of the Shareholders contained in this Agreement and the exhibits and schedules attached hereto and thereto, at the Closing, (i) Rosen shall sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser shall purchase and acquire from Rosen, the Rosen Shares, free and clear of all Liens, and (ii) Davies shall sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser shall purchase and acquire from Davies, the Davies Shares, free and clear of all Liens.

      2.2 Excluded Assets and Liabilities.

            (a) The Rosen Associates Note shall, as a condition to Purchaser's obligation to consummate the transactions contemplated by this Agreement, be paid, settled or discharged at or prior to Closing by the Shareholders.

            (b) At Closing, the Purchaser shall assign to the Shareholders the accounts receivable of the Company as of the Closing Date, in accordance with
Section 2.5 below.

            (c) The parties acknowledge and agree that, at Closing, the cash of the Company shall be retained by the Sellers, subject to the Cash Advance to be made to the Company as set forth in Section 2.5 below.

      2.3 Rosen Shares Purchase Price. In consideration for the sale, transfer, assignment, conveyance and delivery to the Purchaser of the Rosen Shares (free and clear of any and all Liens) being purchased by the Purchaser hereunder and the representations and warranties, covenants and agreements of the Shareholders


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set forth herein and upon the terms and subject to the conditions contained herein, the Purchaser shall pay to Rosen a purchase price (the "Rosen Purchase Price") of up to an aggregate of Two Million Nine Hundred Thousand Dollars ($2,900,000.00). The Rosen Purchase Price shall be payable as follows:

            (a) Two Million Thirty Thousand Dollars $2,030,000 (the "Rosen Closing Date Payment") shall be payable at Closing in immediately available funds by Purchaser via wire transfer to an account designated by Rosen; and

            (b) the balance of the Rosen Purchase Price shall be payable by delivery to Rosen of the Purchaser's unsecured convertible promissory note, in the form of Exhibit "E" annexed hereto, in the original principal amount equal to Eight Hundred Seventy Thousand Dollars ($870,000.00) (the "Rosen Seller Note").

      2.4 Davies Shares Purchase Price. In consideration for the sale, transfer, assignment, conveyance and delivery to the Purchaser of the Davies Shares (free and clear of any and all Liens) being purchased by the Purchaser hereunder and the representations and warranties, covenants and agreements of the Shareholders set forth herein and upon the terms and subject to the conditions contained herein, the Purchaser shall pay to Davies a purchase price (the "Davies Purchase Price") of up to an aggregate of One Hundred Thousand Dollars ($100,000.00). The Davies Purchase Price shall be payable as follows:

            (a) Seventy Thousand Dollars ($70,000.00) (the "Davies Closing Date Payment") shall be payable at Closing in immediately available funds by Purchaser via wire transfer to an account designated by Davies; and

            (b) the balance of the Davies Purchase Price shall be payable by delivery to Davies of the Purchaser's unsecured convertible promissory note, in the form of Exhibit "F" annexed hereto, in the original principal amount equal to Thirty Thousand Dollars ($30,000.00) (the "Davies Seller Note").

      2.5 Post-Closing Purchase Price Adjustments.

            (a) At or prior to Closing, the Shareholders shall provide to the Purchaser a written statement (the "Working Capital Statement"), in form and substance satisfactory to the Purchaser, setting forth the amount of the Company's Working Capital as of the Closing Date by category (including cash, accounts receivable ("Closing Date Receivables"), accounts payable and accrued liabilities (such accounts payable and accrued liabilities referred to collectively as the Closing Date Payables") in reasonable detail, together with the projected cash requirements of the Company for the 60-day period following the Closing, which the Shareholders shall represent is sufficient to enable the Company to carry on business operations independently and pay all overhead costs in the ordinary course and in a manner consistent with past practice for a period of sixty (60) days from the Closing Date (the "Cash Requirement").

            (b) Immediately prior to the Closing, the Shareholders shall cause the Company to pay all outstanding accounts payable included within the Closing Date Payables, and shall deliver to the Purchaser an amount equal to the accrued liabilities included within the Closing Date Payables.


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            (c) At Closing, the Shareholders shall cause the Company to retain cash in an amount equal to the Cash Requirement (the "Cash Advance"). The Cash Advance shall be returned by the Company to the Shareholders no later than one hundred twenty (120) days after the Closing Date (the "Cash Advance Repayment Date"), subject to adjustment for undisclosed or outstanding Closing Date Payables as set forth in this Section 2.5 below.

            (d) At the Closing, the Company shall assign to the Shareholders the Closing Date Receivables set forth on the Working Capital Statement. During the period from the Closing Date through the date that is one hundred twenty (120) days after the Closing Date, the Company shall use commercially reasonable efforts to collect the Closing Date Receivables for the benefit of the Shareholders, provided that the Company shall not be required in connection with any such collection efforts to institute any action, suit or proceeding, or incur any cost or expense, or to take any action other than normal and customary collection procedures. The Company shall not be liable to the Shareholders for any uncollected Closing Date Receivables as to which it undertakes commercially reasonable collection efforts, as set forth above.

            (e) An amount equal to the sum of any Closing Date Payables that are either unpaid as of the Cash Advance Repayment Date or not disclosed on the Working Capital Statement shall be either (i) deducted from the Cash Advance to be repaid on the Cash Advance Repayment Date or (ii) offset against Closing Date Receivables collected by the Company, with the Shareholders liable for any remaining unpaid Closing Date Payables on a pro rata basis, based on their respective stock ownership in the Company immediately prior to the Closing. Any such unpaid shortfall may be offset by the Purchaser against the first payments due under the Seller Notes.

      2.6 Piggyback Registration of Shares Obtained by Conversion of Seller Notes. The Purchaser shall effect the registration of the shares of Purchaser common stock issuable upon the conversion of the Rosen Seller Note and the Davies Seller Note (the "Note Conversion Shares") as follows:

            (a) If at any time the Purchaser proposes to register any the shares of its common stock, $0.001 par value per share ("NIM Shares"), under the Securities Act of 1933, as amended (the "Securities Act"), either for its own account or for the account of others, on a registration form that would also permit the registration of the Note Conversion Shares (or any NIM Shares received by the Shareholder arising from a stock dividend, stock split, reorganization, reclassification, merger, exchange or similar occurrence) (other than a registration covering NIM Shares issued pursuant to an employee benefit plan, or a registration on Form S-4 for the purpose of offering such securities to another business entity or the shareholders of such entity in connection with the acquisition of assets or shares of capital stock, respectively, of such entity), the Purchaser shall, each such time, promptly give each Shareholder written notice of such proposal. Within 30 days after such written notice is given, each Shareholder shall give notice to the Purchaser as to the number of shares of the Note Conversion Shares, if any, which such Shareholder requests to be registered simultaneously with such registration by the Purchaser. The Purchaser shall include in such registration statement the Note Conversion Shares that each Shareholder requests to be registered under the Securities Act and shall take such actions as shall be necessary to maintain the effectiveness of such registration for a period of two hundred seventy (270) days.


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

            (b) Notwithstanding the foregoing, if such registration statement was initiated by the Purchaser to effect a primary public offering of its securities and, if at any time after giving written notice of its intention to so register securities and before the effectiveness of the registration statement filed in connection with such registration, the Purchaser determines for any reason either not to effect such registration or to delay such registration, the Purchaser may, at its election, by prior written notice to each Shareholder: (i) in the case of a determination not to effect registration, relieve itself of its obligation to register the Note Conversion Shares in connection with such registration; or (ii) in the case of a determination to delay registration, delay the registration of the Note Conversion Shares for the same period as the delay registration of such other securities. Each Shareholder may, at any time before the effective date of the registration statement relating to such registration, revoke such request by written notice of such revocation to the Purchaser, in which case the Purchaser shall cause the Note Conversion Shares to be withdrawn from such registration statement. In furtherance and not in limitation of the foregoing, in connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required to include any of the Note Conversion Shares in such underwriting unless each Shareholder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company, provided, however, that if securities are being offered for the account of persons or entities as well as the Company, such reduction shall not represent a greater fraction of the number of Note Conversion Shares intended to be offered by a Shareholder than the fraction of similar reductions imposed on such other persons or entities (other than the Company).

            (c) In connection with any registration of Note Conversion Shares, each Shareholder and the Company shall enter into indemnification arrangements customary for a registration of this nature.



                                  Article III

                                     CLOSING

      3.1 The Closing. The closing of the purchase and sale of the Shares hereunder and the other transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m. local time on August __, 2005 or on such other date and time as may be agreed to in writing by the Purchaser and the Shareholders (the "Closing Date"), at the offices of the Purchaser's counsel, Cohen Tauber Spievack & Wagner, LLP or such other location as may be agreed to in writing by the Purchaser and the Shareholders. All transactions contemplated hereunder to occur on the Closing Date shall be deemed to have occurred simultaneously at 12:01 a.m. (local time) on the Closing Date.

      3.2 Obligations of the Shareholders. At the Closing and subject to the terms, provisions and conditions contained herein, the Shareholders shall and shall cause the Company to take all actions and do all things necessary to sell, transfer, assign, convey and deliver the Shares to the Purchaser, free and clear of any and all Liens, and to consummate the transactions contemplated hereby, including, without limitation, delivery or causing to be delivered to the Purchaser the following:

            (a) the Rosen Shares, as evidenced by certificate nos. 1 and 2, duly endorsed in blank or accompanied by stock powers duly executed in blank and bearing all necessary stock transfer tax stamps affixed thereto, sufficient to transfer the Rosen Shares to Purchaser on the books of the Company;

            (b) the Davies Shares, as evidenced by certificate no. 3, duly endorsed in blank or accompanied by stock powers duly executed in blank and bearing all necessary stock transfer tax stamps affixed thereto, sufficient to transfer the Davies Shares to Purchaser on the books of the Company;

            (c) the Non-Competition Agreement, executed by the Shareholders;

            (d) the Rosen Employment Agreement, executed by Rosen;

            (e) the Shareholder Release, executed by the Shareholders;

            (f) a certificate dated as of the Closing Date, executed by the Secretary of the Company, certifying that attached thereto are true, correct and complete copies of the Certificate of Incorporation and By-Laws of the Company;

            (g) executed originals of all Required Consents and all consents and Authorizations necessary or required to be obtained in order to consummate the transactions contemplated hereby;

            (h) evidence satisfactory to the Purchaser of the payment by the Company of all Taxes due and payable as of the Closing Date;

            (i) all of the Company's books, records and other data and materials;

            (j) evidence of the closing of the transactions contemplated by the Stock Purchase Agreement, of even date herewith, among the Purchaser, Rosen, Davies, John Ermilio and Haddon Strategic Alliances, Inc. (the "Haddon Agreement");

            (k) evidence of the payment in full or satisfaction in full of the Rosen Associates Promissory Note;

            (l) the Working Capital Statement, certified by the President of the Company;

            (m) the opinion of counsel referred to in Section 7.11 hereof; and

            (n) such other certificates, documents, receipts and instruments as the Purchaser or its legal counsel may request.

      3.3 Obligations of the Purchaser. At the Closing and subject to the terms, provisions and conditions contained herein, the Purchaser shall deliver to the Shareholders the following:

            (a) the Rosen Closing Date Payment and the Davies Closing Date Payment;

            (b) the Rosen Seller Note and the Davies Seller Note;

            (c) a certificate dated as of the Closing Date, executed by an officer of the Purchaser certifying that attached thereto is a true, correct and complete copy of the resolutions adopted by the board of directors of the Purchaser relating to authorizing the execution, delivery and performance of this Agreement and the other Purchaser Documents and the consummation of the transactions contemplated hereby and thereby and the incumbency of the officers of the Purchaser executing this Agreement and the other Purchaser Documents; and

            (d) the Non-Competition Agreement, executed by the Purchaser;

            (e) the Rosen Employment Agreement and the Davies Employment Letter, executed by the Company; and

            (f) evidence of the closing of the transactions contemplated by the Haddon Agreement.

                                   Article IV

              REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

            The Shareholders, jointly and severally, hereby represent and warrant to the Purchaser as follows:

      4.1 Capitalization; Ownership of Shares; No Liens on Shares. The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $.01 per share, of which 157.8952 shares are issued and outstanding, 152.632 of which are held beneficially and of record by Rosen, free and clear of all Liens, and 5.2632 of which are held beneficially and of record by Davies, free and clear of all Liens. All such issued and outstanding Shares are duly authorized, validly issued, fully paid and nonassessable. None of the Shares were issued or will be transferred under this Agreement in violation of any preemptive or preferential rights of any Person. There are no options, warrants, calls, subscriptions, conversions or other similar rights, agreements or commitments to acquire from either Company or the Shareholders any shares of capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of either Company; none of the Shares are subject to any restrictions on transfer thereof; and each Shareholder has the full power and authority to convey, and will convey to Purchaser at Closing, good and marketable title to such Shareholder's Shares, free and clear of all Liens.

      4.2 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and has the power and authority to own and lease its assets and properties and to conduct the Business as it is now being conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation under the laws of those jurisdictions listed on Schedule 4.2 of the Disclosure Statement, constituting each jurisdiction in which the conduct of the Business or the ownership or leasing of its assets and properties requires such qualification. Attached to Schedule 4.2 of the Disclosure Statement are true, correct and complete copies of the Certificate of Incorporation, as amended, certified by the Secretary of State of the State of New Jersey, and the By-Laws of the Company.

      4.3 Authority; Enforceability. Each Shareholder and the Company have the requisite legal capacity to execute, deliver and perform, as applicable, this Agreement, the Shareholder Releases, the Rosen Employment Agreement and the Non-Competition Agreement to which such Person is, or will be, a party. This Agreement has been duly executed and delivered by each Shareholder and the Company and this Agreement constitutes the legal, valid and binding obligations of the Shareholders and the Company, enforceable against the Shareholders and the Company in accordance with its terms.

      4.4 No Conflict.

            (a) Except as set forth on Schedule 4.4(a) of the Disclosure Statement, the execution, delivery and performance of this Agreement by the Company and the Shareholders and the consummation of the transactions contemplated hereby do not and will not (i) violate or conflict with any provision of the Certificate of Incorporation of the Company and the By-Laws of the Company; (ii) violate, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, give rise to a right of termination, amendment or cancellation of, accelerate the performance required by, or result in any payment under, any Contract, instrument or other writing of any nature whatsoever to or by which the Company or either Shareholder is a party or is bound, or to which the Business is subject; (iii) violate, conflict with or result in a breach of any Legal Requirement; or (iv) result in the creation of any Lien on any of the Company's assets.

            (b) The execution, delivery and performance by the Shareholders of this Agreement, the Shareholder Release, the Rosen Employment Agreement and the Non-Competition Agreements, and the consummation of the transactions contemplated hereby and thereby, and the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (i) violate, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, give rise to a right of termination, amendment or cancellation of, accelerate the performance required by, or result in any payment under, any Contract, instrument or other writing of any nature whatsoever to or by which either Shareholder or the Company is a party or bound, or by which any of the Company's assets or the Business is subject; (ii) violate, conflict with or result in a breach of any Legal Requirement applicable to either Shareholder or the Company; or (iii) result in the creation of any Lien on any of the Company's assets.

      4.5 Litigation; Compliance with Law.

            (a) Schedule 4.5(a) of the Disclosure Statement contains a true, complete and correct list of all actions, suits, proceedings (including, without limitation, all arbitrations and alternative dispute resolution proceedings), or governmental investigations pending or, to the best knowledge of the Shareholder, threatened against the Company or any of its properties or assets or any of the Company's officers, directors or employees or the Shareholders which in any way arises out of or relates to the Business or any of the Company's assets, in each case, at any time during the last three (3) years.

Except as set forth in Schedule 4.5(a) of the Disclosure Statement, there is no claim, action, suit, proceeding (including, without limitation, all arbitrations and alternative dispute resolution proceedings) or governmental investigation before any court, arbitrator or Governmental Entity or Regulatory Authority pending or, to the best knowledge of the Shareholders, threatened against the Company or the Shareholders or which relates to or arises out of the Business or any Legal Requirement relating to the Business, the Company's relationships with any of its customers or the transactions contemplated by this Agreement, nor does the Company or the Shareholders have any knowledge of any reasonably likely basis or set of circumstances for any such action, suit, proceeding, claim or investigation: (i) the result of which could materially and adversely affect the Business, the Company's relationships with any of its customers or the transactions contemplated hereby; (ii) questions the validity of this Agreement;
(iii) could impair the ability of the Shareholders to consummate the transactions contemplated hereby; (iv) could materially adversely affect and impact the Purchaser's rights to, or enjoyment of, the Company's assets and the Business following the Closing; or (v) seeks to delay, prohibit, or restrict in any manner any action contemplated hereby.

            (b) Except as set forth on Schedule 4.5(b) of the Disclosure Statement, none of the Company's assets or the Company or any of the Company's officers, directors or employees or the Shareholders, in each case with respect to the Business or the Company's assets, is subject or a party to, or bound by or otherwise affected by, any judgment, order, decree, restraint or other directive of or stipulation with any court or other Governmental or Regulatory Authority or tribunal, or in violation of any other Legal Requirement, and the Shareholders have no knowledge of any reasonable basis for a claim that such a violation exists. The Shareholders are not aware of any proposed Legal Requirement that might affect any of the operations or prospects of the Business or any of the Company's assets.

            (c) The Shareholders have furnished, or have caused the Company to furnish, to the Purchaser true, correct and complete copies of (i) all pleadings in, and material correspondence with respect to, the actions, suits, proceedings, claims or governmental investigations set forth on Schedule 4.5(a) of the Disclosure Statement, (ii) responses to accountant audit inquiry letters from attorneys with respect to the Company since 2002; and (iii) insurance company loss run reports indicating the claim experience of the Company in respect of personal injury, worker's compensation, general liability, errors and omissions and automobile liability claims for the period during the three (3) years preceding the Closing Date.

            (d) Neither the Company nor the Shareholders are in violation of any federal, state or local statute, law, regulation, ordinance or administrative order affecting the operation of the Business. No complaints have been filed with any Governmental Agency or Regulatory Authority, or threatened in writing, against the Company or its Affiliates of either Shareholder within the past thirty-six (36) months. Neither the Company nor the Shareholders have received any written or oral notice or demand relating to a violation or claimed violation under any applicable federal, state or local laws, rules, ordinances, policies or regulations.

      4.6 Consents; Third Party Options.

            (a) Except as set forth in Schedule 4.6 of the Disclosure Statement (the "Required Consents"), no filing or registration with, notice to or authorization, consent or approval or other action (including, without limitation, the grant of any waiver) of any Governmental Entity or Regulatory Authority or any other Person is required to be obtained by the Company or the Shareholders in connection with (i) the sale to the Purchaser of the Shares;
(ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby; and (iii) following the Closing, the enjoyment and possession by the Purchaser of all of the rights and privileges with respect to the Company's assets and the Business which the Company has enjoyed or possessed prior to the Closing, including, without limitation, all rights and privileges under existing Contracts with clients and customers.

            (b) There are no existing Contracts, options, commitments with or rights granted to any Person to acquire (whether directly by merger, or otherwise) the Business or any of the Company's assets or any interest therein.

      4.7 No Subsidiaries. The Company does not own, directly or indirectly, any shares of capital stock of any corporation or any equity investment in any Person, limited liability company, partnership, association or other business organization. The Company has no Subsidiaries.

      4.8 Financial Statements. Attached as Schedule 4.8 to the Disclosure Statement are true and complete copies of (i) the audited balance sheets of the Company as of December 31, 2003 and 2004, and the related combined statements of operations, stockholders' equity and cash flows (together with the related notes) for the years ended December 31, 2003 and 2004, as audited by Rothstein Kass & & Company, P.C., and (ii) the unaudited balance sheet and the related statement of income (together with the related notes) as of and for the six (6) month period ended June 30, 2005 (all of the foregoing, collectively, the "Financial Statements"). The Financial Statements (x) fairly present the financial position of the Company as of the dates thereof and the results of its operations, cash flows and stockholders' equity for each of the periods then ended; (y) have been prepared in accordance with GAAP; and (z) have been prepared from and are in agreement with the books and records of such Company and include all adjustments, consisting only of normal recurring accruals which the Company believes are necessary for a fair presentation of financial position of the Company. Since December 31, 2004 there has been no change in any accounting (including Tax accounting) policies, practices or procedures of the Company. Except as set forth on Schedule 4.8 of the Disclosure Statement, no uncollectible accounts receivable are reflected on any of said balance sheets in excess of the reserves set forth thereon for uncollectible items.

      4.9 Absence of Undisclosed Liabilities.

            (a) Except as set forth on Schedule 4.9(a) of the Disclosure Statement, the Company has no liabilities or obligations, except those set forth or adequately reserved against on the balance sheets contained in the Financial Statements (or disclosed in the notes thereto), other than those incurred in the ordinary course of business and in a manner consistent with past practices.

            (b) All capital expenditures of the Company from and after January 1, 2005 are set forth on Schedule 4.9(b) of the Disclosure Statement. All liabilities and obligations of the Company incurred since January 1, 2005 have been incurred in the ordinary course of business, in a manner consistent with past practice and are not materially adverse to the assets, operations or prospects of the Company. The Shareholders have no knowledge of any basis for the assertion against the Company of any other liability or loss contingency. For purposes of this Section 4.9(b), all references to the Company's liabilities shall include, without limitation, all liabilities, whether direct or indirect, absolute, contingent or matured, known or unknown, asserted or unasserted, and liquidated or unliquidated.

      4.10 No Material Adverse Change. Since January 1, 2005, the Company has operated its business diligently and only in the ordinary course of business, and there has been no material adverse change in the business, operations, properties, assets, liabilities, commitments, earnings, financial condition or prospects of the Company, except as specifically disclosed in the footnotes, if any, to the Financial Statements. Without limiting the foregoing, except as set forth on Schedule 4.10 of the Disclosure Statement, since January 1, 2005, the Company has not:

                  (i) suffered any damage, destruction or loss of physical property (whether or not covered by insurance) in excess of $25,000;

                  (ii) incurred or agreed to incur any indebtedness for borrowed money;

                  (iii) suffered any substantial loss or waived any substantial right;

                  (iv) sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets other than in the ordinary course of business;

                  (v) mortgaged, pledged or subjected to any charge, lien, claim or encumbrance, any of its properties or assets;

                  (vi) increased, or agreed to increase, the compensation or bonuses or special compensation of any kind of any of its officers, employees or agents, other than normal merit and/or cost-of-living increases pursuant to customary arrangements consistently followed, or adopted or increased any benefit under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officer, employee or agent;

                  (vii) lost any material customer or client or knows of any threatened cancellation of a customer or client relationship; or

                  (viii) entered into any transaction not in the ordinary course of its business.

      4.11 Taxes.

            (a)

                  (i) The Company has duly and timely (A) filed with the appropriate Governmental Entity and Regulatory Authority all Tax Returns required to be filed by, including or relating to the Company, its income, operations, payroll and business, with respect to all periods ending on or prior to the date hereof, which Tax Returns are true, correct and complete; and (B) paid the amount of Tax showing as payable on such Tax Returns for all periods ending on or prior to the Closing Date.

                  (ii) The Company has duly and timely paid all Taxes due and payable on or before the date hereof and properly accrued on the Financial Statements and books and records in accordance with GAAP all Taxes in respect of all periods up to and including the date hereof that are not yet payable and has not incurred any liability for Taxes that was not fully reflected or properly accounted for on the Financial Statements.

                  (iii) Each Shareholder has duly and timely (A) filed with the appropriate Governmental Entity and Regulatory Authority all Tax Returns required to be filed by such Shareholder with respect to all periods ending on or prior to the date hereof, which Tax Returns are true, correct and complete; and (B) paid the amount of Tax showing as payable on such Tax Returns for all periods ending on or prior to the Closing Date.

                  (iv) The Company has complied in all material respects with all applicable Legal Requirements, rules, and regulations relating to the collection, withholding and payment of Taxes. No Governmental Entity or Regulatory Authority has proposed, asserted or assessed (tentatively or otherwise) any adjustment that could result in an additional Tax for which the Company is or may be liable or which could result in a Lien on any of the Company's assets that has not been finally settled and fully paid. There is no pending, proposed or, to the knowledge of the Company and the Shareholders, threatened audit, examination, investigation, dispute, deficiency assessment, refund litigation, claim, or other administrative or judicial proceeding relating to any Tax for which the Company is or may be liable and which could result in a Lien on any of the Company's assets.

                  (v) None of the Company's assets is "tax-exempt use property" or "tax-exempt bond-financed property" within the meaning of Section 168(g) and
(h), respectively, of the Code.

                  (vi) There are no closing agreements within the meaning of
Section 7121 of the Code or any similar provision of applicable law, ruling requests, requests to consent to change a method of accounting, Code Section 481 adjustments, subpoenas or requests for information with or by any Governmental Entity or Regulatory Authority that could reasonably be expected to affect any Tax for which the Company or either Shareholder is or may be liable and which could result in a Lien on any of the Company's assets.

                  (vii) Schedule 4.11(vii) of the Disclosure Statement sets forth a list of each jurisdiction in which the Company files or is presently required to file a Tax Return and the type of Tax Return filed, and except as set forth thereon, no Governmental Entity or Regulatory Authority where such entity does not file a Tax Return with respect to a particular Tax has made a claim or assertion that such entity is subject to such Tax in such jurisdiction or is required to file a Tax Return with respect to such Tax in such jurisdiction. Federal Income Tax Returns of the Company have been audited and the audits thereof completed or the statute of limitations has run for all fiscal years ending on or prior to December 31, 2001.

                  (viii) All applicable sales taxes and use taxes due in connection with the Company's assets and leased properties (including those set forth on the balance sheets contained in the Financial Statements and those fixed assets or leases acquired from that date through the Closing Date) have been paid in full.

            (b) The Company is an (i) "S corporation" as defined in Section 1361 of the Code for federal income Tax purposes from May 23, 2002 to the date hereof, and (ii) an "S corporation" (or its equivalent) for state and local income and franchise tax purposes from May 22, 2002 to the date hereof in each jurisdiction in which it is or was required to or has filed an income or franchise Tax Return. Schedule 4.11(b) of the Disclosure Statement sets forth a list of each state in which the Company conducts business or operations or has employees or assets. The "S" corporation election was valid for all periods in effect.

            (c) The Company has not engaged in any transaction that is a "tax shelter" as defined in Section 6111 of the Code.

      4.12 Personal Property. Except as set forth on Schedule 4.12 of the Disclosure Statement the Company has good, valid and marketable title to or, in the case of leases and licenses, valid and subsisting leasehold interests or licenses in, all of its properties and assets of whatever kind (whether real, personal, mixed, tangible or intangible), in each case free and clear of any and all Liens. All assets, properties and rights relating to the Business of the Company are owned by the Company, and neither the Shareholders nor any of the Shareholders' respective Affiliates or family members has any ownership interest therein. The Company's assets (including, without limitation, the facilities, furniture and office equipment of the Company) that are owned, together with those used or occupied under lease or used under license, are free from material defects, are in good operating condition and a good state of maintenance and repair, subject only to normal wear and tear in the ordinary course of business, and are suitable for the continued conduct of the Business in a manner consistent with past practices. The Company's assets include all rights and property necessary for the conduct of the Business by the Purchaser in the manner it is presently conducted by the Company.

      4.13 Real Property.

            (a) The Company does not own any real property.

            (b) The Company has a valid leasehold interest in the real property described in the Office Lease, free and clear of all Liens, and the Office Lease is in full force and effect and enforceable in accordance its terms. The rent and other charges payable under the Office Lease are consistent with current market rates. A true, correct and complete copy of the Office Lease (including, without limitation, all amendments and subleases, if applicable) is attached to the Disclosure Statement as Schedule 4.13. The Company has not assigned, pledged or otherwise transferred, and has not sublet the premises demised by such Office Lease or granted to any Person the right to possession, use or occupancy of the premises leased thereunder. No event has occurred or failed to occur which (with the giving of notice or the passage of time, or both) would constitute a default under the Office Lease. All brokerage commissions payable by the Company and/or the Shareholders with respect to the Office Lease have been fully paid.

      4.14 Fixed Assets; Personal Property Leases.

            (a) Schedule 4.14(a) of the Disclosure Statement contains a true, complete and correct list and brief description of the fixed assets of the Company including equipment, computers, furniture, leasehold improvements, vehicles and other items of personal property owned, used or leased by the Company and all interests therein which are part of the Company's assets ("Fixed Assets"). The Company has good, valid and marketable title to its Fixed Assets, free and clear of any and all Liens, except for those Liens set forth on
Schedule 4.14(a) of the Disclosure Statement. All of the Fixed Assets are in good operating condition, state of maintenance and repair and working order, subject to normal wear and tear.

            (b) Schedule 4.14(b) of the Disclosure Statement sets forth a list (including, without limitation, all amendments) of all leases relating to personal property (the "Personal Property Leases"), including, without limitation, the dates of the Personal Property Leases, the personal property leased thereunder, the name of the lessees and lessors, the commencement date and expiration date of such Personal Property Leases, the annual rent payable by the lessee under such Personal Property Leases, the security deposited with the lessor or sublessor under any such Personal Property Lease and the amount of the purchase option under any such Personal Property Lease. Attached to Schedule 4.14(b) of the Disclosure Statement are true, correct and complete copies of the Personal Property Leases. The Personal Property Leases are in full force and effect and to the best knowledge of the Shareholders are enforceable in accordance with their respective terms with respect to the counterparties thereto. Except as set forth in Schedule 4.14(b) of the Disclosure Statement, the Personal Property Leases have not been amended or modified. The Company has not assigned, pledged or otherwise transferred, or subjected, by consent or sufferance, to any Lien, any of its rights under any Personal Property Lease and the Company has not granted any rights to sublet any Personal Property Lease. The Company is in possession of all the personal property that is subject to the Personal Property Leases. No event has occurred or failed to occur which (with the giving of notice or the passage of time or both) would constitute a default under any Personal Property Lease, and to the knowledge of the Shareholders no such default is threatened. No lessor or lessee under any Personal Property Lease has notified the Company or the Shareholders of the exercise of any option or right to: (i) cancel or terminate such Personal Property Lease or shorten the term thereof; (ii) lease additional personal property; or reduce or relocate the personal property leased under such Personal Property Lease; (iii) purchase any personal property subject to a Personal Property Lease; or (iv) renew or extend such Personal Property Lease. The Company's equipment and other personal property (whether leased or owned) are in good operating condition and repair, subject to ordinary wear and tear.

      4.15 Intellectual Property Matters. Set forth on Schedule 4.15 of the Disclosure Statement is a list of the Intellectual Property Rights, specifying as to each, as applicable: (i) the nature of the Intellectual Property Right;
(ii) the user of the Intellectual Property Right; (iii) all licenses, sublicenses and other agreements (true, correct and complete copies of any such licenses, sublicenses or other agreements are attached to Schedule 4.15) relating in any manner to any Intellectual Property Right; and (iv) the filing and registration information with respect to each Intellectual Property Right that is registered with the United States Patent and Trademark Office, the United States Copyright Office, or any other Governmental Authority or

Regulatory Authority. There are no trade secrets, inventions, technology, proprietary processes, formulae or information that are owned by the Company or the Shareholders or any of their respective Affiliates or family members, or any Key Employees, which are used in or in connection with the Business that are not set forth on Schedule 4.15 of the Disclosure Statement. There are no royalties, fees or other amounts payable by or to the Company with respect to any of the Intellectual Property Rights. The Company's prior use of the Intellectual Property Rights has not, and the Company's present use of the Intellectual Property Rights does not, infringe or otherwise violate any rights (including, without limitation, rights of privacy) of any Person, and neither Shareholder has received any notice of a claim of infringement or knows of any reasonable basis for a claim that such an infringement or violation exists. The Company has ownership of (free and clear of any and all Liens) or rights by license, lease or other agreement to use (free and clear of any and all Liens) without the payment of any fees or the incurrence of any costs) the Intellectual Property Rights that are necessary to permit the use of the Company's assets and to conduct its Business. Neither the Shareholders nor any of the Shareholders' Affiliates or family members or any present or former employee of the Company owns or has a propriety or financial interest, directly or indirectly, in any of the Intellectual Property Rights. Neither the Company nor the Shareholders are parties in any pending action, suit or proceeding that involves a claim of infringement or any other claim related to any Intellectual Property Right and, to the best of the knowledge of the Shareholders, there is no threatened action, suit or proceeding that involves a claim of infringement or any other claim relating to any Intellectual Property Right. None of the Intellectual Property Rights is subject to any outstanding Legal Requirement. No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting its use by the Company or restricting the licensing thereof to any Person by the Company or which could affect the transfer of the Intellectual Property Rights to the Purchaser free and clear of any and all Liens.

      4.16 Computer Software. Schedule 4.16 of the Disclosure Statement contains a list of all Systems, specifying hardware and software used in the operation of the Business. The Company has the right to use, by license, lease or other agreement, its Systems free and clear of any and all Liens and has obtained licenses for all users or appropriate site licenses, as set forth on Schedule
4.16 of the Disclosure Statement. True, correct and complete copies of such licenses, leases or other agreements are attached to Schedule 4.16 of the Disclosure Statement. The Systems perform in accordance with the documentation and written material used in connection therewith, free from any material defects, and the source codes and object codes of the underlying computer software and programs are in machine-readable form and contains all current revisions and modifications. The Shareholders have heretofore delivered to the Purchaser full, correct and complete copies of all user and technical documentation relevant to the Systems. The Company has taken all appropriate measures to protect the confidential nature of the Systems in accordance with the applicable license, lease or other agreement governing the use of such Systems. The documentation for the Systems is publicly available or, to the extent proprietary, the Company has appropriate documentation for such software and programming.

      4.17 Contracts; Customers and Suppliers.

            (a) Attached to Schedule 4.17(a) of the Disclosure Statement is a complete list of all contracts, leases, licenses or other instruments, agreements or binding commitments, whether or not in written form, to which the

Company (or any of its properties or assets) or either Shareholder (in connection with the Business) is a party, is bound, or otherwise subject or otherwise is related to its Business and which provides for or falls within any of the following categories (collectively, the "Contracts"):

                  (i) Contracts with any service provider or client, including, without limitation, agent and broker contracts;

                  (ii) Contracts with any broker-dealer, investment advisor, insurance/annuity company or agency or clearing agency;

                  (iii) Contracts with any mutual fund, hedge fund or 401(K) service providers;

                  (iv) Contracts granting, or consenting to the existence of, any Lien on or in any of the Company's assets in favor of any Person;

                  (v) Collective bargaining arrangements or other Contracts with any labor union;

                  (vi) Contracts for capital expenditures or the acquisition or construction of any Fixed Assets in excess of $25,000;

                  (vii) Contracts relating to the borrowing of money or the incurrence of any indebtedness for borrowed money, or the issuance of any letter of credit, or the guaranty of another Person's indebtedness or Contracts of suretyship;

                  (viii) Contracts granting to any Person a right of first refusal, first offer, option or similar preferential right to purchase or acquire any of the Company's properties, assets or securities;

                  (ix) Contracts limiting, restricting or prohibiting the Company from conducting any business anywhere in the world;

                  (x) Joint venture or partnership agreements or other similar Contracts;

                  (xi) Contracts of employment or for the retention of consultants or advisors or the furnishing of services by any third party;

                  (xii) Contracts which indemnify any other Person or which provide for charitable contributions or which are in the nature of a severance agreement or which would otherwise entitle any Person not a party to this Agreement to receive a payment based upon the consummation of the transactions contemplated hereby; or

                  (xiii) any other Contract which is material to the operations of the Business or any of the Company's assets.

            Each Contract (assuming due authorization and execution by the counterparty to the Contract): (i) is in full force and effect; (ii) is a valid and binding obligation of the Company enforceable in accordance with its terms;
(iii) does not give rise to a Lien on any of the Company's assets; and (iv) has been entered into on an arm's-length basis in the ordinary course of business and consistent with past practices. There is no default under or breach by the Company (which, with or without the giving of notice or lapse of time or both) would constitute a default under any Contract and, to the knowledge of the Shareholders there is no default under or breach by any counterparty to a Contract (which with or without the giving of notice or lapse of time or both) would constitute a default under any Contract. No Contract will be adversely affected or terminated by consummation of the transactions contemplated hereby. Attached to Schedule 4.17(a) of the Disclosure Statement are true, correct and complete copies of all Contracts and summaries of oral Contracts, if any.

            (b) Schedule 4.17(b) of the Disclosure Statement contains a list of each of the Company's clients with related dollar volume of revenues for calendar year 2004 and the six-month period ended June 30, 2005. Neither the Company nor either Shareholder is engaged in any dispute with any client or service provider, nor does either the Company or either Shareholder have knowledge of any matter or fact which could reasonably be expected to result in a dispute with any client or service provider. To the knowledge of the Shareholders, no customer or service provider is considering termination, non-renewal or any modification of its arrangements with the Company prior to or following the Closing.

      4.18 Assets Under Management. Schedule 4.18 of the Disclosure Statement sets forth a list, by dollar amount, of assets under management by the Company as of December 31, 2004 and June 30, 2005, respectively, segregated by asset management program.

      4.19 Accounts Receivable. Schedule 4.19 of the Disclosure Statement is a list of the Accounts Receivable of the Company as at June 30, 2005. Except as set forth on Schedule 4.19 of the Disclosure Statement, all Accounts Receivable:
(i) arose in bona fide, arm's length completed transactions and in the ordinary course of business consistent with past practices, and are fully collectible;
(ii) constitute only valid, undisputed claims; (iii) are not subject to any deductions (other than pursuant to the Company's regular pricing policies with its customers and clients which have been disclosed in writing to the Purchaser), credits (other than pursuant to the Company's regular pricing policies with its customers and clients which have been disclosed in writing to the Purchaser), counterclaims, disputes (including, without limitation, any threatened dispute of which either Shareholder has knowledge) or offsets; and
(iv) are not more than ninety (90) days past their applicable due date.

      4.20 Authorizations. Schedule 4.20 of the Disclosure Statement sets forth true, correct and complete copies of all Authorizations, including all Authorizations held in the name of either Shareholder or any other Person other than the Company, that relate to the operations of the Business, including, without limitation, all securities licenses and registrations held by the Shareholders and employees of the Business. All Authorizations are current, in full force and effect, and have not been terminated, revoked or withdrawn. Each Shareholder, the Company and each officer and employee of the Company, owns, holds, possesses or lawfully uses all Authorizations which are in any manner necessary for the conduct of the Business as now or previously conducted and for the ownership and use of the Company's assets, free and clear of any and all Liens or other restrictions. Neither the Company nor either Shareholder is in default, nor has the Company or either Shareholder received any notice of any claim of default or non-compliance, with respect to any Authorization and, to the knowledge of the Shareholders, no event has occurred, which with the giving of notice or passage of time or both, would cause or give rise to any default, revocation or other termination event with respect to any Authorization. All such Authorizations that are material to the operation of the Business, as indicated on Schedule 4.20 of the Disclosure Statement, are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees, and will not be adversely affected or terminated by consummation of the transactions contemplated hereby. None of the Authorizations have been amended, assigned, pledged or otherwise transferred.

      4.21 Employees; Labor Matters. Schedule 4.21 of the Disclosure Statement contains a list of the Company's employees employed in the Business, including a description of each employee's position, compensation and benefits. The Company has not hired or terminated any employees outside the ordinary course of the Business since January 1, 2005, and the employees terminated, if any, by the Company since that date are listed on Schedule 4.21 of the Disclosure Statement. Except as set forth on Schedule 4.21 attached hereto, neither the Company nor the Shareholders know of any efforts within the last three (3) years to attempt to organize the Company's employees or any other union activities including organizational, protected and concerted activities. Except for grievances which are described on Schedule 4.21 of the Disclosure Statement, no strike, slowdown, picketing, work stoppage or other labor dispute involving the Company has occurred during the last three (3) years and, to the best knowledge of the Shareholders, none is threatened or presently contemplated. No Key Employee of a Company employed in the Business has indicated that he or she is considering terminating his or her employment. To the best of knowledge of the Shareholders, the Company has complied with Legal Requirements relating to its employees, including, without limitation, the Occupational Safety and Health Act of 1970 within the United States of America and comparable workplace-safety laws of all other jurisdictions and all rules, regulations and orders thereunder, all applicable laws and related rules and regulations of the United States of America and foreign jurisdictions affecting labor union activities, civil rights or employment, including without limitation, the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, ERISA, the Equal Pay Act, the National Labor Relations Act, the Family Medical Leave Act, the Americans with Disabilities Act of 1990 and the Civil Rights Act of 1964 and any other federal, state, local or foreign laws concerning employment and comparable workplace-safety laws, labor union activities, civil rights or employment. All of the facilities of the Company are in compliance with the Americans with Disabilities Act of 1990.

            The Company is not a party to any collective bargaining agreement, no collective bargaining agent has been certified as a representative of any such employees and no representation campaign or election is now in progress with respect to any such employees and to the knowledge of the Shareholders no such campaign is threatened. There are no pending, or to the knowledge of the Shareholders, threatened, charges or complaints of unfair labor practice, employment discrimination or any similar matters against or relating to the Company. To the knowledge of the Shareholders, the transactions contemplated hereunder will not have an adverse effect on the Company's relationship with its employees.

      4.22 Employee Benefits.

            (a) Except as set forth in Schedule 4.22 of the Disclosure Statement, the Company does not maintain, contribute to, or have any obligation to contribute to, any employee benefit plans ("Benefit Plans"), as defined in
Section 3(3) of the ERISA. Except as set forth on Schedule 4.19 of the Disclosure Statement, the Company does not sponsor, maintain or support, is not otherwise a party to, and has no liability or contingent liability under any of the following:

                  (i) cash bonus or incentive pay arrangements (current or deferred, earned or contingent);

                  (ii) debt forgiveness or low-interest (or interest-free) loans;

                  (iii) stock bonus plan arrangements (including, but not limited to, arrangements known as ESOPs and/or TRASOPs);

                  (iv) employee stock purchase plans;

                  (v) shadow or phantom stock arrangements;

                  (vi) stock appreciation rights, whether separate from or associated with stock options;

                  (vii) performance share plans;

                  (viii) individual life insurance policies (including but not limited to, "key man" and "split dollar" arrangements);

                  (ix) group life insurance programs;

                  (x) retired life reserve programs;

                  (xi) surviving spouse's or survivor's benefits;

                  (xii) wage or salary continuation programs;

                  (xiii) severance benefit plans;

                  (xiv) short- or long-term disability income programs;

                  (xv) travel insurance coverage;

                  (xvi) accidental death and/or dismemberment benefits;

                  (xvii) medical expense reimbursement plans (insured or self-insured);

                  (xviii) medical/surgical insurance;

                  (xix) major medical expense programs;

                  (xx) health maintenance organization benefits;

                  (xxi) optical and/or dental care benefits;

                  (xxii) prepaid legal services;

                  (xxiii) section 501(c) (9) "voluntary employee beneficial associations";

                  (xxiv) day care centers;

                  (xxv) educational expense benefit plans or tuition subsidies;

                  (xxvi) layoff and/or vacation pay plans, or time banks;

                  (xxvii) furnishing goods or services on a discount or subsidized basis;

                  (xxviii) non-cash incentive programs (such as trading stamp, travel or merchandise award programs;

                  (xxix) "cafeteria plans";

                  (xxx) recreation programs at total or partial employer expenses;

                  (xxxi) early retirement incentive of Social Security supplement payments;

                  (xxxii) retiree payments and bonuses (gratuitous, traditional or contractual); or

                  (xxxiii) other benefits or policies in the nature of compensation or otherwise of economic value to employees, their dependents or survivors.

      4.23 Insurance. Schedule 4.23 of the Disclosure Statement sets forth a true, complete and correct list of all policies of insurance of any kind or nature covering any of the Company's assets or which in any way relate to the Business (collectively, the "Insurance Policies") including, without limitation, policies of life, fire, theft, casualty, errors and omissions, workmen's compensation, business interruption, employee fidelity and other casualty and liability insurance, indicating the type of coverage, the name of insured, the insurer, the premium, the expiration date of each policy and the amount of coverage. All such Insurance Policies: (a) are with insurance companies reasonably believed by the Shareholders to be financially sound and reputable;
(b) are sufficient for compliance with all Legal Requirements and all applicable Contracts; (c) are in full force and effect, valid and enforceable in accordance with their respective terms, and no notice of cancellation has been received and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any such Insurance Policies has occurred, and to the knowledge of the Shareholder, no such default or event is threatened; and (d) provide full insurance coverage for the Company's assets, operations of the Company and the conduct of the Business for all risks normally insured against by Persons carrying on businesses similar to the business of the Company. The Shareholders have heretofore furnished the Purchaser with true, correct and complete copies of such Insurance Policies.

      4.24 Transactions with Affiliates; No Conflicting Shareholder Interests. Except as set forth in Schedule 4.24 of the Disclosure Statement, the Company has not had any direct or indirect dealings or engaged in any business transactions with the Shareholders or any Affiliates or family members of either the Company or the Shareholders. The Company has no obligations to or claims against any of its Affiliates or against the Shareholders or their respective Affiliates. In furtherance and not in limitation of the foregoing, except as set forth on Schedule 4.24 of the Disclosure Statement, the Company does not (i) owe any indebtedness to any of its officers, directors, or employees, or to the Shareholders (other than accrued salaries or benefits payable in the ordinary course of business) or (ii) have indebtedness owed to it from any of its officers, directors, or employees, or to the Shareholders, excluding indebtedness for reasonable travel advances or similar advances for expenses incurred on behalf of and in the ordinary course of business of the Company and consistent with the Company's past practices.

      4.25 Books and Records. The books and records of the Company to be transferred to the Purchaser pursuant to Section 3.2 hereof are complete and correct in all material respects and properly and accurately reflect all transactions engaged in by the Company with respect to the Business and have been maintained in accordance with GAAP applied on a consistent basis.

      4.26 Improper Payments. Neither the Company nor any of its officers and agents, Affiliates or any Person associated with or acting on behalf of the Company, the Shareholders or any of their respective Affiliates or family members, has made any illegal or improper payment to, or provided any illegal or improper benefit or inducement for, any governmental official, customer or other Person, in an attempt to influence any such Person to take or to refrain from taking any action relating to the Business, the operations of the Company or any of the Company's assets or to engage in any action by or on behalf of the Company or the Shareholders or any of their respective Affiliates or family members in any way or paid any bribe, payoff, influence payment, kickback or other unlawful payment.

      4.27 Additional Information Regarding Banking and Customer Matters.
Schedule 4.27 of the Disclosure Statement lists (i) all lockboxes maintained by the Company and all authorized signatories therefor, specifying their respective authority, and contains the terms of such lockboxes including, but not limited to, notice provisions; (ii) any open letters of credit and/or pre-arranged wire transfers between the Company and its customers; and (iii) personal or other guaranties given to the Company by or on behalf of its customers.

      4.28 No Brokers. Other than in connection with any arrangements involving Michael Bluestein (the "Broker"), whose fees (the "Broker Fee") shall be the sole obligation of the Purchaser, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Company and the Shareholders directly with the Purchaser and without the intervention of any other Person acting on behalf of the Company or the Shareholders and in such manner as not to give rise to any claim against the Purchaser or any of its Affiliates for any finder's fee, brokerage commission or like payment, and if any such fee, commission or payment is payable, it shall be the sole responsibility of the Shareholders.

      4.29 Powers of Attorney. The Company has not granted any powers of attorney to any third party that in any way relates to the Company's assets, the Company's liabilities or its Business.

      4.30 Disclosure. No representation, warranty or other statement by the Company or the Shareholders set forth herein or contained in any other document or certificate furnished to the Purchaser, or any of the Purchaser's officers, legal counsel, accountants, representatives or other agents in connection with the transactions contemplated hereby, contains or will contain an untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.


                                   Article V

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

            The Purchaser hereby represents and warrants to the Shareholders as follows:

      5.1 Organization; Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all material licenses, permits, authorizations and the power and authority to own and lease its assets and properties and to conduct its business as it is now being conducted. The Purchaser is duly qualified or licensed to do business and is in good standing as a foreign corporation under the laws of the jurisdictions in which the conduct of its business or the ownership or leasing of its assets and properties requires such qualification.

      5.2 Authority; Enforceability. The Purchaser has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Purchaser have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement and each of the other Purchaser Documents has been duly executed and delivered by the Purchaser and this Agreement and each of the other Purchaser Documents constitutes (or when executed and delivered will constitute) legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

      5.3 No Conflict. The authorization, execution, delivery and performance by the Purchaser of this Agreement and the other Purchaser Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of the Purchaser's charter or bylaws; (b) violate, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, give rise to a right of termination, amendment or cancellation of, accelerate the performance required by, or result in any payment under, any Contract, instrument or other writing of any nature whatsoever to or by which the Purchaser is a party or is bound, or by which any of its properties or assets is subject; or (c) violate, conflict with or result in a breach of any Legal Requirement applicable to the Purchaser.

      5.4 Litigation. There is no action, suit, proceeding (including, without limitation, all arbitrations and alternative dispute resolution proceedings) or governmental investigation of or pending or, to the knowledge of the Purchaser, threatened against the Purchaser which relates to the transactions contemplated by this Agreement, nor does the Purchaser have any knowledge of any reasonably likely basis or set of circumstances for any such action, suit, proceeding, claim or investigation, the result of which could materially and adversely affect the Purchaser or the transactions contemplated hereby or could impair the ability of the Purchaser to consummate the transactions contemplated hereby.

      5.5 Consents. No filing or registration with, notice to, or authorization, consent or approval of, or other action (including, without limitation, the grant of any waiver) of any Governmental Entity or Regulatory Authority or any other Person is required to be obtained by the Purchaser (i) in connection with the purchase from the Shareholders of the Shares; and (ii) the execution, delivery and performance of this Agreement and the other Purchaser Documents and the consummation of the transactions contemplated hereby and thereby.

      5.6 No Brokers. Other than the Broker, whose Broker Fee shall be the responsibility of the Purchaser, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Purchaser directly with the Company and the Shareholders and without the intervention of any other Person on behalf of the Purchaser, and in such a manner as not to give rise to any claim against the Company or the Shareholders or any of their respective Affiliates for any finder's fee, brokerage commission or like payment, and if any such fee, commission or payment is payable, it shall be the sole responsibility of the Purchaser.

                                   Article VI

                                    COVENANTS

      6.1 Conduct of the Business.

            (a) During the period from the date of this Agreement through the Closing Date, the Shareholders shall and shall cause the Company to: (i) conduct the Business and own, operate and use the Company's assets in the ordinary course consistent with past practice; (ii) use their best efforts to preserve the present business organizations and relationships of the Company (including, without limitation, with customers, clients, vendors, suppliers, employees and others) with respect to the Business and the Company's assets and all of the goodwill associated therewith; (iii) use their best efforts to keep available the services of the present employees of the Company who are actively involved in the Business; (iv) use their best efforts to preserve the material rights and franchises of the Company which are part of the Company's assets; (v) not take any action that could reasonably be expected to or would have an adverse effect on the Business or any of the Company's assets or would materially impair, hinder or adversely affect the ability of the Company or the Shareholders to consummate the transactions contemplated hereby, the Rosen Employment Agreement or the Non-Competition Agreement; (vi) deliver to the Purchaser a copy of each written notice sent or received under the any Personal Property Lease; (vii) deliver to the Purchaser a copy of each written notice or communication from any Governmental Entity or Regulatory Authority relating to the Company or its Business; (viii) perform all material obligations under the Personal Property Leases and Contracts; and (ix) deliver to the Purchaser all material notices and communications with respect to the Business from customers, clients, suppliers, vendors and third parties.

            (b) Without limiting the generality of the foregoing, from the date of this Agreement through the Closing Date, the Shareholders shall not and shall not permit the Company to: (i) sell, pledge, transfer, dispose of or encumber or suffer or permit to exist any Lien on any of the Company's assets; (ii) hire any new employees or fire any current employees without cause, or increase any compensation or benefit payable or provided to any employee who is employed by the Company, except pursuant to a Legal Requirement or Contract and which increase, if any, shall not be greater than in accordance with the Company's past practices; (iii) enter into, amend or terminate any Contract without the prior written consent of the Purchaser or take or fail to take any action within the reasonable control of the Shareholder or Company that would constitute a breach of or default under (without regard to any notice or passage of time or both) any Contract; (iv) enter into, amend, modify or adopt any Benefit Plan, except as may otherwise be required pursuant to any applicable Legal Requirement; (v) waive any claims or rights of value with respect to any of the Company's assets or the Business, other than in the ordinary course of business consistent with past practices; (vi) change any accounting principle, or method, practice or procedure, or make, amend or revoke any Tax election; (vii) amend, waive, surrender or terminate or agree to the amendment, waiver, surrender or termination of any Personal Property Lease or Contract or Authorization without the prior written consent from the Purchaser, which consent will not be unreasonably withheld or delayed; (viii) exercise any right or option under any Personal Property Lease or any Contract or extend or renew any Personal Property Lease or any Contract; (ix) make any distribution or dividend of any kind including of any of the Company's assets to the Shareholders or any other Person,; (x) incur any indebtedness for borrowed money other than borrowings for working capital purposes under existing credit facilities in the ordinary course of business and consistent with past practices; (xi) purchase any property or assets from any Shareholder or any Shareholders' Affiliates; (xii) make any loan, advances or capital contributions to, or investments in, any other Person (other than customary loans or advances to employees in accordance with past practices); (xiii) pay, discharge or satisfy before it is due any claim or liability, or fail to pay any such item in a timely manner; (xiv) accelerate or otherwise change in any material manner the Company's practice of collecting accounts receivable; or (xv) enter into any Contract, agreement, commitment or arrangement to do, or take, or agree (orally or in writing) or otherwise to take or consent to, any of the foregoing actions.

      6.2 Due Diligence.

            (a) The Shareholders shall give the Purchaser and the Purchaser's officers, employees, legal counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours, all of the premises, properties, assets, records, contracts and other documents of the Company relating to the Business or the Company's assets, and shall permit them to consult with the officers, employees, accountants, legal counsel and agents of the Company or the Shareholders for the purpose of making such investigation as the Purchaser shall consider appropriate. Prior to the Closing, the Shareholders shall, or shall cause the Company to, furnish to the Purchaser all such documents and copies of documents and records and information which relate to the Business or the Company and copies of any working papers relating thereto as the Purchaser shall from time to time reasonably request.

            (b) Prior to and after the Closing, the Shareholders shall promptly advise the Purchaser in writing of the commencement or threat against either

Company or the Shareholders of any claim, action, suit or other proceeding that relates to or might reasonably be expected to affect the Business or the Company.

            (c) Prior to the Closing, the Shareholders shall and shall cause the Company to use their respective best efforts to take any action where the failure or omission to take such action would cause (x) any representation or warranty made by any of them in this Agreement to be untrue or incorrect as of the Closing or (y) any of the conditions to the Closing set forth herein not to be satisfied.

      6.3 Obtaining Consents. Prior to the Closing, the Shareholders shall, or shall cause the Company to, make all filings with, and shall use commercially reasonable efforts to obtain all consents (including the Required Consents), Authorizations, qualifications and orders from, all Governmental Entities and Regulatory Authorities and other Persons necessary or required to be obtained by any of them in order to consummate the transactions contemplated by this Agreement, the Rosen Employment Agreement and the Non-Competition Agreement and the other agreements contemplated thereby. The Shareholders shall promptly furnish the Purchaser with all necessary information in connection with this
Section 6.3.

      6.4 Publicity. Prior to the Closing, the Purchaser and the Shareholders shall not, and the Shareholders shall not permit the Company to, issue or make, or cause to have issued or made, the publication or dissemination of any press release or other public announcement or disclose any matter relating to the existence of this Agreement and the transactions contemplated hereby, except:
(a) after consultation with and having obtained the prior written approval of the other parties; (b) except as may be required pursuant to any Legal Requirement (after consultation with the other party or parties, to the extent practical) or pursuant to applicable subpoena; or (c) by the Purchaser, the Company or the Shareholders to their respective lawyers or accountants and other professional advisors who need to know such information and who, as a condition precedent to disclosure, agrees to keep the existence and terms of this Agreement confidential and not to disclose the same except in accordance with this Section 6.4. After the Closing, only the Purchaser may issue a press release or otherwise make a public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement.

      6.5 Further Assurances. Before and after the Closing, each of the parties hereto shall execute such documents and other instruments and perform such further acts as may be required or reasonably requested by any other party hereto to carry out the provisions hereof and the transactions contemplated hereby. Each party shall, on or prior to the Closing Date, use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby.

      6.6 Transfer and Retention of Records. Except as permitted in connection with the performance of the Shareholders' duties to the Company, as the case may be, pursuant to their respective employment arrangements, after the Closing, the Shareholders will not, nor permit any of their agents or representatives to, retain any document, databases or other media embodying any confidential or proprietary information relating to the Company's assets or the Business or use, publish or disclose to any third person any such confidential or proprietary information.

      6.7 Employee Matters; Bonus Plan.

            (a) The Purchaser shall not be obligated to continue to employ any specified number of the Company's current employees.

            (b) Following the Closing, during the period that the Rosen Seller
Note is outstanding, representatives of the Purchaser shall discuss with Rosen any proposed changes in the staffing of the Company prior to implementation of such changes, provided that the final determination as to such staffing changes shall be made by the Purchaser.

            (c) Following the closing, the Purchaser shall cause the Company to implement the bonus plan annexed hereto as Exhibit "H".

      6.8 Supplements. If any representation, warranty or statement of any of the parties hereto made herein or hereon, or in any schedule attached hereto, shall be false or incorrect or become false or incorrect prior to the Closing, the Shareholders, on the one hand, and the Purchaser, on the other hand shall deliver to the other party (or parties, as applicable) a supplement that is sufficient to make such representation, warranty or statement, as so supplemented, true and correct. It is understood and agreed that the delivery of such a supplement to the other party (or parties, as applicable) shall not in any manner constitute a waiver or limitation on the receiving party of such receiving party's rights or remedies under this Agreement or otherwise or have any effect on the satisfaction of the conditions set forth in Section 7.1 or
Section 8.1 hereof, as applicable, or be deemed to be a modification of any representation, warranty or statement or in any way release any other party (or parties, as applicable) with respect to any liability for any such representation, warranty or statement.

      6.9 No Solicitation. From the date hereof through the Closing or the date of termination of this Agreement, the Shareholders and the Shareholder's Affiliates, investment bankers, advisors, attorneys or other agents will not, and shall not permit the Company to, directly or indirectly, solicit, initiate, facilitate or encourage (including, without limitation, by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation, recapitalization or other business combination (each an "Acquisition Transaction") involving the Company or the sale, transfer or assignment of all or any of the Company's assets or any of the capital stock of the Company or negotiate, explore or otherwise engage in discussions with any Person (other than the Purchaser and its representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding, formal or informal, written or oral, with respect to any such Acquisition Transaction. The Shareholders shall promptly notify the Purchaser about any communication or solicitation received by the Company, the Shareholders or any of their respective Affiliates, investment bankers, advisors, attorneys or other agents from any Person (other than the Purchaser and its representatives) with respect to an Acquisition Transaction.

      6.10 Risk of Loss. The Shareholders shall give to the Purchaser prompt written notice of any damage or destruction with respect to any of the Company's personal property or assets. If prior to the Closing any portion of the Company's assets shall be damaged or destroyed by fire or other casualty, and the result thereof, in the opinion of the Purchaser is materially adverse to the Business, the Purchaser shall have the right, exercised in Purchaser's sole discretion, to terminate this Agreement by giving notice to the Shareholders following receipt by the Purchaser of the notice received from the Shareholders pursuant to this Section.

      6.11 Tax Matters.

            (a) The Shareholders shall and shall cause the Company to:

                  (i) duly and timely file or cause to be filed all Tax Returns required to be filed by, including or relating to the Company or the Shareholders for all periods through and including the Closing Date which Tax Returns shall be true, correct and complete;

                  (ii) duly and timely pay or cause to be paid all Taxes that are required to be paid on or before the Closing Date or which relate to periods ending on or before the Closing Date, and shall properly accrue on its Financial Statements and books and records in accordance with GAAP for the payment of any Taxes that are not yet payable; and

                  (iii) comply in all material respects with all Legal Requirements and all other rules and regulations relating to the collection, withholding and payment of Taxes.

            (b) The Shareholders (i) shall cause to be prepared and duly and timely filed all Tax Returns relating to any excise, sales, use, real or personal property or other transfer, recording fees and charges and similar Taxes required to be filed as a result of any of the transactions contemplated by this Agreement; and (ii) shall be solely responsible for the payment of such Taxes. The Shareholders shall give the Purchaser a copy of each Tax Return referred to in Section 6.11(a) hereof, together with all related work papers, for its review at least fifteen (15) Business Days in the case of an Income Tax Return and at least five (5) Business Days in the case of any other Tax Return prior to filing such Tax Return. The Purchaser's receipt of any Tax Return, review and comments thereon shall not waive any right the Purchaser or its Affiliates may have under this Agreement.

      6.12 Insurance. From the date hereof through the Closing Date, the Company and the Shareholders shall maintain in full force and effect the Insurance Policies listed on Schedule 4.23 of the Disclosure Statement (including all necessary renewals thereof) and pay all premiums required to effectuate such maintenance.

                                  Article VII

                         CONDITIONS PRECEDENT TO CLOSING
                          OBLIGATIONS OF THE PURCHASER

            All obligations of the Purchaser pursuant to this Agreement to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing by the Purchaser (in its sole discretion):

      7.1 Representations and Warranties Accurate. All representations and warranties of the Shareholders contained in this Agreement shall be true and accurate in all respects on and as of the Closing Date as if made again at and as of such date (without regard to any supplement that may be delivered pursuant to Section 6.8 hereof).

      7.2 Performance by the Company and the Shareholders. The Company and each Shareholder shall have performed and complied with all terms, provisions, agreements, covenants and conditions required by this Agreement to be performed and complied with by them at or prior to the Closing.

      7.3 Certificate. The Purchaser shall have received a certificate in the form annexed hereto as Exhibit "I", dated the Closing Date, signed by the Shareholder to the effect that the conditions set forth in this Article VII have been fully satisfied.

      7.4 Legal Prohibition. No action, suit, investigation, inquiry or other proceeding by any Governmental Entity or Regulatory Authority or other Person shall have been instituted or threatened in writing which (i) has a material adverse effect on the Business, the Company's assets or liabilities or the Purchaser; (ii) arises out of or relates to this Agreement or the transactions contemplated hereby; or (iii) questions the validity hereof or any of the transactions contemplated hereby, or seeks to enjoin the consummation of the transactions contemplated hereby or seeks to obtain substantial damages in respect thereof. On the Closing Date, there shall be no effective permanent or preliminary injunction, writ, temporary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein not be consummated as so provided.

      7.5 Closing Deliveries. The Purchaser shall have received all deliveries to be made to it pursuant to this Agreement, including, without limitation, those specified in Section 3.2 hereof.

      7.6 Absence of Material Adverse Changes. There shall not have occurred since the date hereof (i) any material adverse change in the operations, condition (financial or otherwise) or results of operations or the prospects of the Business or the Company's assets; or (ii) any other event, loss, damage, condition or state of facts of any nature whatsoever which can reasonably be expected to have a material adverse effect on the Business or the Company's assets or liabilities.

      7.7 Consents. The Company and the Shareholders shall have obtained all consents, approvals or waivers set forth on Schedule 4.6 of the Disclosure Statement (including, without limitation, the Required Consents), all without cost or other adverse consequences to the Purchaser, the Company and the Business.

      7.8 Due Diligence. The Purchaser shall have completed its due diligence review of the Company, the Business and the Company's assets and determined that the results of such review are satisfactory to the Purchaser in its sole discretion.

      7.9 UCC Matters. The Company shall have obtained and filed (or caused to be filed) such financing statements as are required in order to terminate any and all Liens affecting the Shares or the Company's assets or the Business, and shall furnish the Purchaser with such documents as the Purchaser may reasonably request to confirm the foregoing, or, if acceptable to the Purchaser's lender(s), shall provide evidence of satisfaction of such Liens with a commitment to file such termination statements promptly after Closing.

      7.10 Opinion of Counsel. The Purchaser shall have received an opinion of counsel to the Company and the Shareholders in substantially the form of Exhibit "J" annexed hereto.



                                  Article VIII

         CONDITIONS PRECEDENT TO CLOSING OBLIGATIONS OF THE SHAREHOLDERS

            All obligations of the Shareholders pursuant to this Agreement to consummate the transactions contemplated hereby at the Closing, shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing by the Shareholder.

      8.1 Representations and Warranties Accurate. All representations and warranties of the Purchaser contained in this Agreement and the other the Purchaser Documents shall be true and accurate in all respects on and as of the Closing Date as if made again at and as of such date.

      8.2 Performance by the Purchaser. The Purchaser shall have performed and complied with all terms, provisions, agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing.

      8.3 Certificate. The Shareholders shall have received a certificate, in the form annexed hereto as Exhibit "K", dated the Closing Date, signed on behalf of the Purchaser by an executive officer of the Purchaser, to the effect that the conditions set forth in Sections 8.1 and 8.2 have been fully satisfied.

      8.4 Legal Prohibition. On the Closing Date, there shall be no effective permanent or preliminary injunction, writ, temporary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein not be consummated as so provided.

      8.5 Closing Deliveries. The Shareholders shall have received all deliveries to be made to them pursuant to this Agreement, including, without limitation, those specified in Section 3.3 hereof.


      8.6 Consents. Except to the extent that the requirement of delivery to the Purchaser by the Company or the Shareholders of a consent, approval or waiver has been waived by the Purchaser in writing, the Company and the Shareholders shall have obtained all consents, approvals or waivers set forth on Schedule 4.6 of the Disclosure Statement (including, without limitation, the Required Consents), all without material cost or other adverse consequences to the Shareholders, the Purchaser, the Company and the Business.

                                   Article IX

                                   TERMINATION

      9.1 Termination. Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

            (a) by the mutual written consent of the Company and the Shareholders, on the one hand, and the Purchaser, on the other hand;

            (b) by the Purchaser, by written notice given to the Shareholders, if (i) at any time prior to the Closing, the Company or either Shareholder shall default in the due observance or the due and timely performance of any of the terms or provisions of this Agreement on their part to be observed or performed;
(ii) any of the conditions set forth in Article VII shall have become incapable of fulfillment and shall not have been waived in writing by the Purchaser; or
(iii) at any time prior to the Closing, if the Purchaser determines, in its sole discretion, that the results of its due diligence review of the Business are not satisfactory to the Purchaser;

            (c) by the Shareholders, by written notice given to the Purchaser, if (i) at any time prior to the Closing, the Purchaser shall default in the due observance or the due and timely performance of any of the terms and provisions of this Agreement on its part to be observed or performed; or (ii) any of the conditions set forth in Article VIII shall have become incapable of fulfillment and shall not have been waived in writing by the Shareholders; or

            (d) by either the Purchaser or the Shareholders:

                  (i) if a court of competent jurisdiction or any Governmental Entity or Regulatory Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

                  (ii) if the Closing Date shall not have occurred on or before August 5, 2005; provided, however, that the right to terminate this Agreement shall not be available to any party whose breach of any representation, warranty or covenant in this Agreement made or to be observed or performed by such party has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

      9.2 Effect of Termination. In the event of termination pursuant to Section
9.1 of this Agreement, written notice thereof shall forthwith be given by the terminating party to the other parties to this Agreement and this Agreement shall terminate, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

            (a) Upon request therefor, each party will redeliver all documents, work papers and other material furnished to such party by any other parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

            (b) No party hereto (or any of their respective stockholders, directors, officers, employees, control persons, representatives or Affiliates) shall have any liability or further obligation to any other party to this Agreement resulting from the termination of this Agreement; provided, however, that in the event of any termination of this Agreement by the Purchaser pursuant to Sections 9.1(b)(i) or (ii) (other than a breach of the conditions set forth in Sections 7.4, 7.6, 7.7 or 7.9), the Shareholders and the Company shall reimburse the Purchaser for all Audit costs.

                                   Article X

                                 INDEMNIFICATION

      10.1 Survival of Representations and Warranties. All representations, warranties, covenants and agreements of the Shareholders and Purchaser contained in this Agreement shall survive the Closing, (notwithstanding any examination or investigation made by or on behalf of any party hereto) for a period of twenty-four (24) months following the Closing Date. Notwithstanding the foregoing, effective as of the Closing, any and all representations, warranties, covenants or obligations of the Company shall expire and the Company shall be released from any obligation or liability hereunder.

      10.2 Indemnification by the Shareholders. On the condition that the Closing is effected, the Shareholders, jointly and severally (subject to the limitations contained in Section 10.8), shall indemnify and hold harmless the Purchaser and its Affiliates (including the Company), and each of their respective directors, officers, employees, agents, representatives, stockholders and controlling parties and all of their successors and assigns (each a "Purchaser Indemnified Person") from and defend each of them from and against and will pay each Purchaser Indemnified Person for any and all demands, claims, actions, liabilities, losses, damages (including, without limitation, special, consequential and punitive damages), costs, penalties and expenses (including, without limitation, interest, costs of investigation and defense and the reasonable fees and expenses of attorneys and other professionals and experts), whether or not involving a Third Party Claim (after taking into account any insurance recovery from any of the Purchaser's insurance policies that insures against the foregoing, but without regard to any Tax benefit that may be obtained as a result thereof) (collectively, "Losses") asserted against, imposed upon or incurred by any such Purchaser Indemnified Person, directly or indirectly, resulting from or arising out of or in connection with or relating to any of the following:

            (a) any inaccuracy or breach of any representation or warranty of the Company or the Shareholders contained herein;

            (b) any inaccuracy or breach of any representation or warranty of John Ermilio in the Haddon Agreement, excluding the representations and warranties in Article XI thereof (Securities Law Matters Representations);

            (c) any breach of any agreement, covenant or obligation of the Company or the Shareholders contained herein;

            (d) any liability, obligation or responsibility of the Company or the Shareholders or which in any way relates to the Business or the Company's assets (including, without limitation, any liability for Taxes or withholdings) arising out of the operation of the Company prior to the Closing Date which liability, obligation or responsibility is not expressly disclosed in this Agreement or in the Schedules hereto, including any claims on account of Closing Date Payables not disclosed on the Working Capital Statement;

            (e) any liability, obligation or responsibility of Haddon or John Ermilio or which in any way relates to the business or assets of Haddon (including, without limitation, any liability for Taxes or withholdings) arising out of the operation of Haddon prior to the Closing Date which liability, obligation or responsibility is not expressly disclosed in the Haddon Agreement or in the Schedules thereto;

            (f) any and all claims, actions, suits or any administrative, arbitration, governmental or other proceedings or investigations against any Purchaser Indemnified Person or in which any Purchaser Indemnified Person becomes involved that relate to the Company, Haddon, the Shareholders, John Ermilio, the Business or the business of Haddon in which the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction prior to the Closing Date of the Company, Haddon, or any director, officer, employee, agent, representative or subcontractor of the Company or Haddon or either Shareholder or John Ermilio or a state of facts prior to Closing Date, and which is not expressly disclosed in this Agreement or in the Schedules hereto or in the Haddon Agreement or in the Schedules thereto; and

            (g) any claim, action, suit or other proceeding asserting that any sales tax is payable in connection with the transactions contemplated hereby or under the Haddon Agreement.

      The Shareholders acknowledge and agree that the Purchaser shall not be required to seek indemnification from John Ermilio prior to seeking indemnification from the Shareholders for any Losses attributable to John Ermilio or Haddon under this Article X.

      10.3 Indemnification by the Purchaser. On the condition that the Closing is effected, the Purchaser shall indemnify and hold harmless the Shareholders and the Shareholders' respective successors and permitted assigns (each a "Shareholder Indemnified Person"), from and defend each of them from and against and will pay each Shareholder Indemnified Person for any and all Losses asserted against, imposed upon or incurred by any such Shareholder Indemnified Person, directly or indirectly, resulting from or arising out of or in connection with or relating to any of the following:

            (a) any inaccuracy or breach of any representation or warranty of the Purchaser contained herein;

            (b) any breach of any agreement, covenant or obligation of the Purchaser contained herein;

            (c) any liability, obligation or responsibility of the Company or which in any way relates to the Business or the Company's assets (including, without limitation, any liability for Taxes or withholdings) arising solely out of the operation of the Company after the Closing Date, excluding any such liability, obligation or responsibility arising out of the action or inaction of, or attributable to the actions of, either Shareholder, whether in such Shareholder's capacity as an employee of either Company or any of its Affiliates or otherwise; and

            (d) any liability, obligation or responsibility of the Company to the extent disclosed on the Working Capital Statement.

      10.4 Indemnification Procedures - Third-Party Claims.

            (a) The rights and obligations of a party claiming a right to indemnification under this Article X (each an "Indemnitee") from another party hereto (each an "Indemnitor") in any way relating to a Third Party Claim shall be governed by the following procedures of this Section 10.4:

                  (i) The Indemnitee shall give prompt written notice to the Indemnitor of the commencement of any action, suit or proceeding, or any written threat thereof, or any state of facts which the Indemnitee reasonably determines will give rise to a claim by the Indemnitee against the Indemnitor based on the indemnity agreements contained in this Article X, which notice shall set forth the nature and basis of the claim and the amount thereof (or a reasonable estimate of such amount), to the extent known and any other reasonably relevant information in the possession of the Indemnitee (a "Notice of Claim"). No failure to give a Notice of Claim shall affect the indemnification obligations of an Indemnitor hereunder, except to the extent such failure materially prejudices such Indemnitor's ability to successfully defend the matter giving rise to the indemnification claim.

                  (ii) In the event that an Indemnitee furnishes an Indemnitor with a Notice of Claim, then upon the written acknowledgment by the Indemnitor given to the Indemnitee within thirty (30) days after the Indemnitor's receipt of the Notice of Claim, that the Indemnitor is undertaking and will prosecute the defense of the claim under the indemnity agreements contained in this
Article X and confirming that as between the Indemnitor and the Indemnitee, the claim covered by the Notice of Claim is the obligation of the Indemnitor, with respect to which the Indemnitor is obligated to indemnify and hold harmless the Indemnitee hereunder and that the Indemnitor will be able to pay the full amount of potential liability in connection with such claim (including, without limitation, any action, suit or proceeding and all proceedings on appeal which legal counsel for the Indemnitee shall deem appropriate) (an "Indemnification Acknowledgment"), then the claim covered by the Notice of Claim may be defended by the Indemnitor; provided, however, that the Indemnitee is authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect its interests during such thirty (30) day period. In the event the Indemnitor does not furnish an Indemnification Acknowledgment to the Indemnitee within such time period, or does not offer reasonable assurances to the Indemnitee as to Indemnitor's financial capacity to satisfy any final judgment or settlement, the Indemnitee may, upon written notice to the

Indemnitor, assume control of the defense (with legal counsel chosen by the Indemnitee) and defend, settle or dispose of the claim, at the sole cost and expense of the Indemnitor. Notwithstanding receipt of an Indemnification Acknowledgment, the Indemnitee shall have the right to employ its own legal counsel in respect of any such claim, action, suit or proceeding, but the fees and expenses of such legal counsel shall be at the Indemnitee's own cost and expense, unless (A) the employment of such legal counsel and the payment of such fees and expenses both shall have been specifically authorized by the Indemnitor or (B) the Indemnitee shall have reasonably concluded, based upon a written opinion of legal counsel to the Indemnitee, a copy of which shall be furnished to the Indemnitor, that there may be conflicts in the defenses available to the Indemnitee which are different from or additional to those available to the Indemnitor (if the Indemnitor is also a party or potential party to the claim) or the claim is one which could have a material adverse effect on the business, operations, assets, properties or prospects of the Indemnitee in which case the costs and expenses incurred by the Indemnitee shall be borne by the Indemnitor.

                  (iii) The Indemnitee or the Indemnitor, as the case may be, depending upon who is controlling the defense of the action, suit or proceeding, shall keep the other fully informed of such claim, action, suit or proceeding at all stages thereof, whether or not the other is represented by legal counsel. Subject to the Indemnitor furnishing the Indemnitee with an Indemnification Acknowledgment in accordance with Section 10.4(ii) hereof, the Indemnitee shall cooperate with the Indemnitor and provide such assistance, at the sole cost and expense of the Indemnitor, as the Indemnitor may reasonably request in connection with the defense of any such claim, action, suit or proceeding, including, but not limited to, providing the Indemnitor with access to and use of all relevant corporate records and making available its officers and employees for depositions, pre-trial discovery and as witnesses at trial, if required. In requesting any such cooperation, the Indemnitor shall have due regard for, and attempt to not be disruptive of, the business and day-to-day operations of the Indemnitee and shall follow the requests of the Indemnitee regarding any documents or instruments which the Indemnitee reasonably believes should be given confidential treatment or is subject to a privilege.

            (b) The Indemnitor shall not settle any claim, action, suit or proceeding which Indemnitor has undertaken to defend, in accordance with the procedures set forth in this Article X, without the Indemnitee's prior written consent (which consent shall not be unreasonably withheld or delayed), unless there is no obligation on the part of the Indemnitee to contribute to any payment made to settlement of the claim, action, suit or proceeding, the Indemnitee receives a general and unconditional release with respect to the claim (which shall be in form, substance and scope reasonably acceptable to the Indemnitee), there is no finding or admission of violation of any Legal Requirement by, or effect on any other claims that may be made against the Indemnitee and the relief granted in connection therewith requires no action on the part of and has no effect on the Indemnitee or its business or reputation. If the Indemnitee is controlling the defense of the claim, action, suit or proceeding, the Indemnitee shall not settle the claim, action, suit, or proceeding without the Indemnitor's prior written consent (which consent shall not be unreasonably withheld or delayed).

            (c) Any claim made by a Purchaser Indemnified Person or a Shareholder Indemnified Person that may be made under more than one subsection under Section 10.2 or Section 10.3, as applicable, may be made under the subsection that the claiming party may elect in its sole discretion, notwithstanding that such claim may be made under more than one subsection.

      10.5 Procedure for Indemnification -- Direct Indemnification Claims. A claim for indemnification for any matter not relating to a Third Party Claim may be asserted by notice directly by the Indemnitee to the Indemnitor.

      10.6 Offset Rights - Seller Notes. The parties acknowledge and agree that any and all amounts due and payable under the Rosen Seller Note and/or the Davies Seller Note shall be subject to offset by the Purchaser on a dollar-for-dollar basis for any amounts determined to be due and payable by the Shareholders to any Purchaser Indemnified Person under this Article X, with the amount of each such offset to be allocated between the Rosen Seller Note and/or the Davies Seller Note ratably in proportion to (a) the Shareholders' respective liability for any such indemnification payment and (b) if both are liable, their respective ownership interests in the Company. To secure the Purchaser's right to such offset, the parties acknowledge and agree that, commencing on the date of a Shareholder's receipt of a Notice of Claim, the Purchaser shall deposit with an escrow agent mutually satisfactory to the parties any payments under the Seller Notes thereafter due and payable that are subject to offset as set forth in the preceding sentence, in direct order of maturity, until such deposits equal the claim of the Purchaser Indemnified Person set forth in the Notice of Claim, which escrowed funds shall be released upon the final disposition of such claimed Loss. The offset rights in this Section 10.6 shall expire on the second anniversary of the Closing Date.

      10.7 Right to Indemnification Not Affected by Knowledge or Waiver.

            (a) The right to indemnification hereunder, payment of Losses or other remedy based upon breach of any representation, warranty, covenant, agreement or obligation of a party hereunder shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date (including, without limitation, the due diligence investigation engaged in by the Purchaser and its representatives), with respect to the accuracy or inaccuracy of or compliance or noncompliance with, any such representation, warranty, covenant, agreement or obligation.

            (b) The waiver of any condition to a party's obligation to effectuate the Closing and consummate the transactions contemplated hereby, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement or obligation, will not affect the right to indemnification, payment of Losses or other remedy based on such representation, warranty, covenant, agreement or obligation.

      10.8 Limitations.

            (a) Neither party shall have any obligation to indemnify the other party with respect to any claimed Loss for which a claim has not been made within two (2) years after the Closing.

            (b) Each Shareholder's obligation to indemnify the Purchaser with respect to a claimed Loss for which a claim has been made after the earlier of
(i) the date of filing of the Purchaser's Form 10-KSB for its fiscal year ending December 31, 2006 and (ii) March 31, 2007, but within two years after the

Closing, shall be limited to the Seller Notes offset rights of the Purchaser set forth in Section 10.6 hereof.

            (c) Neither party shall have any right to indemnification payment to
Section 10.2(a) or Section 10.3(a) until aggregate Losses thereunder for such a party exceeds $50,000, in which event such party shall be entitled to such indemnification from the first dollar of Losses. The amount of any payment or reimbursement for a Loss shall be net of any insurance proceeds or indemnification amounts actually received or to be received by the Indemnitee in respect of such Loss.

            (d) The aggregate obligations of the Shareholders pursuant to this
Article X and Section 10.2A of the Haddon Agreement shall not exceed (i) with respect to Rosen, the Rosen Purchase Price and (ii) with respect to Davies, the Davies Purchase Price.

            (e) Rosen and Davies shall comply with the indemnifications provisions of this Article X irrespective of any dispute among Rosen, Davis and John Ermilio, as among themselves, as to the allocation of responsibility or liability therefor, and such persons shall not name or otherwise join the Purchaser or any of its Affiliates in any action or proceeding relating to the foregoing.


                                   Article XI

                                  MISCELLANEOUS

      11.1 Expenses. Except as otherwise expressly provided in this Agreement, each party hereto shall pay its own costs and expenses incurred in connection with or incidental to the preparation and negotiations of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, attorneys' fees and expenses). If the Closing is consummated, the Shareholders will pay all sales, real estate transfer, capital gains and income Taxes incurred by the Shareholders as a result of the sale contemplated by this Agreement.

      11.2 Amendment. This Agreement may not be modified, amended, altered or supplemented, except by a written agreement executed by each of the parties hereto.

      11.3 Entire Agreement. This Agreement, including the Disclosure Statement schedules and exhibits hereto, and the instruments and other documents delivered pursuant to this Agreement, contain the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) among the parties with respect to such subject matter, all of which are merged herein.

      11.4 Waiver. Any waiver by the Purchaser, on the one hand, and the Shareholders, on the other hand, of any breach of or failure to comply with any provision or condition of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision or condition, or a waiver of any other breach of, or failure to comply with, any other provision or condition of this Agreement, any such waiver to be limited to the


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

specific matter and instance for which it is given. No waiver of any such breach or failure or of any provision or condition of this Agreement shall be effective unless in a written instrument signed by the party granting the waiver and delivered to the other party hereto in the manner provided for hereunder in
Section 11.5. No failure or delay by either party to enforce or exercise its rights hereunder shall be deemed a waiver hereof, nor shall any single or partial exercise of any such right or any abandonment or discontinuance of steps to enforce such rights, preclude any other or further exercise thereof or the exercise of any other right.

      11.5 Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (a) if personally delivered, on the Business Day of such delivery (as evidenced by the receipt of the personal delivery service), (b) if mailed certified or registered mail return receipt requested, five (5) Business Days after being mailed, (c) if delivered by overnight courier (with all charges having been prepaid), on the Business Day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (d) if delivered by facsimile transmission, on the Business Day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding Business Day (as evidenced by the printed confirmation of delivery generated by the sending party's fax machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 11.5), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second Business Day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

            If to the Company (prior to Closing) or Rosen:

                  Stephen H. Rosen
                  426 Queensboro Lane
                  Haddonfield, NJ  08033

            With a copy to:

                  Fox Rothschild LLP
                  2000 Market Street
                  10th Floor
                  Philadelphia, PA 19103-3291
                  Fax No.: 215 299 2150
                  Attention: Mark Silow, Esq.


            If to Davies:

                  Elizabeth Davies
                  2 Tenby Court
                  Westampton, NJ 08060

            With a copy to:

                  Fox Rothschild LLP
                  2000 Market Street
                  10th Floor
                  Philadelphia, PA 19103-3291
                  Fax No.: 215 299 2150
                  Attention: Mark Silow, Esq.


            If to the Company (after Closing) or the Purchaser:

                  National Investment Managers Inc.
                  830 Third Avenue
                  New York, NY 10022
                  Fax No.: 212 581 7010
                  Attention:  Richard E. Stierwalt

            With copies to:

                  Cohen Tauber Spievack & Wagner, LLP
                  420 Lexington Avenue, Suite 2400
                  New York, New York 10170
                  Fax No.: 212 586 5095
                  Attention: Adam Stein, Esq.


or to such other address as any party may specify by notice given to the other party in accordance with this Section 11.5.

      11.6 Governing Law; Jurisdiction.

      THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO ANY OF ITS PRINCIPLES OF CONFLICTS OF LAWS OR OTHER LAWS WHICH WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED WITHOUT REGARD TO ANY PRESUMPTION AGAINST THE PARTY CAUSING THIS AGREEMENT TO BE DRAFTED. EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE

COURTS OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK AND THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN ANY SUCH COURT, AND AGREES THAT SERVICE OF ANY SUMMONS, COMPLAINT, NOTICE OR OTHER PROCESS RELATING TO SUCH SUIT, ACTION OR OTHER PROCEEDING MAY BE EFFECTED IN THE MANNER PROVIDED IN SECTION 11.5.

      11.7 Information and Confidentiality. Each party hereto agrees that such party shall hold in strict confidence all information and documents received from any other party hereto, and if the Closing does not occur, each such party agrees to promptly return to the other parties hereto all such documents then in such receiving party's possession without retaining copies; provided, however, that each party's obligations under this Section 11.7 shall not apply to (a) any information or document in the public domain other than because of the wrongful actions of the disclosing party; (b) information known by or documents in the possession of the receiving party prior to the date of disclosure by the disclosing party; (c) information independently developed by the receiving party without the use or assistance of the disclosing party's information.

      11.8 Severability. The parties agree that should any provision of this Agreement be held to be invalid, illegal or unenforceable in any jurisdiction, that holding shall be effective only to the extent of such invalidity, illegally or unenforceability without invalidating or rendering illegal or unenforceable the remaining provisions hereof, and any such invalidity, illegally or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is the intent of the parties that this Agreement be fully enforced to the fullest extent permitted by applicable law.

      11.9 Binding Effect; Assignment. This Agreement and the rights and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereby; provided that the Purchaser, in its sole discretion, may assign this Agreement and any of its rights or obligations hereunder to: (i) its ultimate parent, a subsidiary or any of its Affiliates, without in any way releasing the Purchaser from its obligations hereunder; or
(ii) any lender or other person providing financing for the transactions contemplated hereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and the heirs, estate and legal representatives of the Shareholder.

      11.10 Headings. The section headings contained in this Agreement (including, without limitation, section headings and headings in the exhibits and Disclosure Statement schedules) are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.

      11.11 Third Parties. Except as expressly permitted by Section 11.9 hereof, nothing herein is intended or shall be construed to confer upon or give to any

Person, other than the parties hereto and the Indemnified Persons, any rights, privileges or remedies under or by reason of this Agreement.

      11.12 Counterparts. This Agreement may be executed in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document. This Agreement shall become effective when one or more counterparts, taken together, shall have been executed and delivered by all of the parties.






                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


                                          SHAREHOLDERS:


                                          -----------------------------------
                                          STEPHEN H. ROSEN


                                          -----------------------------------
                                          ELIZABETH DAVIES



                                          COMPANY:

                                          STEPHEN H. ROSEN ASSOCIATES, INC.


                                          By: ________________________
                                          Name:
                                          Title:



                                          PURCHASER:

                                          NATIONAL INVESTMENT MANAGERS INC.


                                          By: ________________________
                                          Name:
                                          Title:








               [SIGNATURE PAGE - SHRA STOCK PURCHASE AGREEMENT]